ENCORE COMPUTER CORPORATION
                      6901 West Sunrise Boulevard
                  Fort Lauderdale, Florida 33313-4499

               Notice of Annual Meeting of Stockholders
                      To Be Held on June 28, 1994

The Annual Meeting of Stockholders of Encore Computer Corporation (the "Company") will be held at Encore Computer Corporation, Building No. 7 Auditorium, 1800 N.W. 69th Avenue, Fort Lauderdale, Florida on Thursday, June 28, 1994, at 1:30 p.m. (Eastern Standard time) to consider and act on the following matters.

1. To fix the number of directors at five (5) and to elect five (5) directors to hold office for the ensuing year.

2. To approve the selection by the Board of Directors of Coopers & Lybrand as the Company's independent auditors for the fiscal year ending December 31, 1994.

3. To transact such other business as may properly come before the meeting or any adjournment or adjournments of the meeting.

Stockholders of record at the close of business on May 1, 1994 will be entitled to notice of, and to vote at, the meeting. The stock transfer books of the Company will remain open. All shareholders are cordially invited to attend the meeting.

                          By order of the Board of Directors
                                  T.MARK MORLEY
                                T. Mark Morley, Secretary
May 13, 1994

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                  ENCORE COMPUTER CORPORATION
                  6901 West Sunrise Boulevard
              Fort Lauderdale, Florida 33313-4499

      Proxy Statement for Annual Meeting of Stockholders
                         June 28, 1994

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Encore Computer Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on June 28, 1994, at 1:30 p.m. (Eastern Standard Time) and at any adjournment or postponement of that meeting. All proxies will be voted in accordance with the instructions contained in the proxy, and if no choice is specified, the proxies will be voted in favor of the proposals set forth in the Notice of Meeting. Any proxy may be revoked by a shareholder at any time before it is exercised by filing a later dated proxy or a written notice of revocation with T. Mark Morley, Secretary of the Company, or by voting in person at the meeting.

The Board of Directors has fixed May 1, 1994 as the record date for determination of shareholders entitled to vote at the Annual Meeting. At the close of business on May 1, 1994, there were outstanding and entitled to vote 32,798,905 shares, $0.01 par value, of the Company's Common Stock. Each share of Common Stock is entitled to one vote. With respect to all matters submitted to the shareholders at the Annual Meeting other than the election of directors, the affirmative vote of the holders of a majority of the Common Stock present or represented at the meeting and voting on such matter is required for approval. Broker non-votes (a broker holding shares in "street name" which has no authority to vote on a particular matter) and abstentions on any matter are not included in the number of shares voted on that matter. An automated system administered by the Company's transfer agent tabulates the votes.

The election of three of the five directors at the meeting shall be determined by a plurality of the votes cast in person or by proxy at the meeting by the holders of the Common Stock. With respect to the election of those three directors, the 3,935,900 outstanding shares of Common Stock held by Gould Electronics Inc. ("Gould") will be voted pro rata in accordance with the votes of the other holders of Common Stock, as provided by a shareholders agreement among Gould, the Company and Kenneth G. Fisher, the Company's Chairman. The holders of the Company's Series A Convertible Participating Preferred Stock (the "Series A Stock"), voting as a separate class, are entitled to elect the other two directors. Gould holds all the outstanding shares of Series A Stock and has indicated it will elect Mr. Ferguson and Dr. Fedor (see "Election of Directors").

Proposals of shareholders intended to be presented at the 1995 Annual Meeting of Stockholders must be received by the Company at its principal office in Fort Lauderdale, Florida,
Attention: T. Mark Morley, Secretary, not later than February 3, 1995, for inclusion in the proxy statement for that meeting.

The Company's Annual Report for the year ended December 31, 1993 is being mailed to shareholders at the same time as this Proxy Statement. The date of mailing of this Proxy Statement and related proxy is expected to be on or about May 13, 1994.


PRINCIPAL STOCKHOLDERS

The  following  table sets forth, to the  knowledge  of  the
Company,  the  beneficial  owners  of  5%  or  more  of  the
Company's  outstanding Common Stock and  equivalents  as  of
February 15, 1994:
                                                 Percentage of     Percentage
                                    Shares       Common Stock         of
Name and Address                  Beneficially   and Equivalents  Common Stock
of Beneficial Owner                 Owned        Outstanding (1)  Outstanding(7)
                                  -----------   ---------------   -------------

Gould Electronics Inc.(2) (5)      64,789,722       50.4%             12.0%
35129 Curtis Boulevard
Eastlake, OH 44095

EFI International Inc. (3)         27,073,446       21.0%             0.0%
35129 Curtis Boulevard
Eastlake, OH 44095

Japan Energy Corporation (2)(3)    91,863,168       71.4%             12.0%
10-1, Toranomon 2-chome, (5)(6)
Minato-ku, Tokyo, Japan

Kenneth G. Fisher(4)                6,803,382        5.2%            16.9%
6901 West Sunrise Blvd.
Fort Lauderdale, FL 33313-4499

(1)For purposes of computing the percentage of Common Stock and equivalents outstanding, the 7,364,100 shares of Common Stock issuable upon conversion of the outstanding shares of Series A Participating Preferred Stock, the 19,904,707 shares of Common Stock issuable upon conversion of the outstanding shares of Series B Convertible Preferred Stock ("Series B Stock"), the 30,457,538 shares of Common Stock issuable upon conversion of the outstanding shares of Series D Convertible Preferred Stock ("Series D Stock") and the 31,132,307 shares of Common Stock issuable upon conversion of the outstanding shares of Series E Convertible Preferred Stock ("Series E Stock") have been included as well as shares issuable upon exercise of options exercisable within 60 days after February 15, 1994 which an individual may own.

(2)Includes 60,853,822 shares of Common Stock issuable upon conversion of the shares of Series A Stock, Series B
     Stock, Series D Stock and Series E Stock held by Gould. The Series D and Series E stock is convertible only by a United States citizen or a corporation or other entity owned in the majority by United States shareholder or in connection with  an underwritten public offering.  Gould is a  wholly owned  subsidiary  of  Japan  Energy  Corporation  ("Japan
     Energy")  which is a Japanese corporation.   Japan  Energy
     was formerly known as Nikko Kyodo Co., Ltd.

(3)Consists of 27,073,446 shares of Common Stock issuable upon conversion of Series D Stock held by EFI International Inc. ("EFI"). Conversion of the Series D Stock is restricted as described in (2) above. EFI is a wholly owned subsidiary of Japan Energy.

(4)Includes: (i) 53,764 shares owned by Mr. Fisher's wife, (ii) 1,917,100 shares which may be acquired by Mr. Fisher within 60 days after February 15, 1994 by exercise of stock options and (iii) 3,901,134 shares of Common Stock and 931,384 shares of Common Stock issuable upon conversion of the shares of Series B Stock each held by Indian Creek Capital, Ltd., a limited partnership of which Mr. Fisher is the managing general partner.

(5)Gould as the sole holder of the Series A Stock is entitled to elect two directors to the Board of Directors. The remaining three directors are elected by the holders of Common Stock. With respect to the election of those three directors, the 3,935,900 outstanding shares of Common Stock held by Gould will be voted pro rata in accordance with the votes of the other holders of Common Stock as provided by a shareholders agreement among Gould, the Company and Kenneth G. Fisher.

(6) Japan Energy may be deemed to be the beneficial owner of the shares owned by Gould and EFI.


(7) For purposes of computing the percentage of Common Stock outstanding, the 32,726,391 shares of Common Stock outstanding as of February 15, 1994 and, with respect to Mr. Fisher, the 1,917,100 shares of Common Stock issuable upon the exercise of options exercisable within 60 days after February 15, 1994 have been been included.



                         ELECTION OF DIRECTORS

The persons named in the proxy will vote, as permitted by the By-Laws of the Company, to fix the number of directors at five and to elect as directors Messrs. Fisher, Anderson and Thomas unless authority to vote for the election of directors is withheld by marking the proxy to that effect or unless the proxy is marked with the names of directors as to whom authority to vote is withheld. The proxy may not be voted for more than three directors. Mr. Ferguson and Dr. Fedor, the other two nominees named below, will be elected by Gould as the holder of all the outstanding Series A Stock pursuant to the terms of the Series A Stock.

Each director will be elected to hold office until the next annual meeting of shareholders and until his successor is elected and qualified. If one of the three nominees to be elected by the holders of Common Stock becomes unavailable, the person acting under the proxy may vote the proxy for the election of a substitute. It is not presently contemplated that any of the nominees will be unavailable.

The following table sets forth the name of each nominee and the positions and offices held by him, his age, the year in which he became a director of the Company, his principal occupation and business experience for at least the last five years, the names of other publicly-held companies in which he serves as a director, the number of shares of Common Stock and equivalents of the Company, including shares which may be acquired within sixty days after February 15, 1994 by exercise of outstanding stock options, which he reported were beneficially owned by him as of February 15, 1994, and the percentage of all outstanding shares of Common Stock and equivalents owned by him on such date.

                                      Common Stock        Percentage of
Name, Age, Principal                  and Equivalents     Common Stock
Occupation, Business                  Beneficially        and Equivalents
Experience and Directorships             Owned            Outstanding(1)
- ----------------------------         ---------------      --------------
Kenneth G. Fisher, age 63             6,803,382(2)             5.2%(2)

Mr. Fisher is a founder of the Company and has served as a Director, Chairman and Chief Executive Officer of the Company since the Company's inception in May 1983. He was the Company's President from its inception until December 1985 and also served in that capacity from December 1987 to January 1991. From January 1982 until May 1983, Mr. Fisher was engaged in private venture transactions. From 1975 to 1981, Mr. Fisher was President and Chief Executive Officer of Computervision (formerly Prime Computer, Inc.). Before joining Computervision, Mr. Fisher was Vice President of Central Operations for Honeywell Information Systems, Inc.

Rowland H. Thomas, Jr., age 58       1,317,475(4)              1.0%(4)

Mr. Thomas has been a member of the Board of Directors since December 1987 and Chief Operating Officer since June 1989. He presently serves as President of the Company, a position to which he was appointed in January 1991. From June 1989 to January 1991, Mr. Thomas served as Executive Vice President of the Company. In February 1988, he was named President and Chief Executive Officer of Netlink Inc. Prior to joining Netlink, Mr. Thomas was Senior Executive Vice President of National Data Corporation ("NDC"), a transaction processing company, a position he held from June 1985 to February 1988. From May 1983 through June 1985, Mr. Thomas was Executive Vice President and Senior Vice President at NDC.

Daniel O. Anderson, age 66             80,495(3)                 *(3)

Mr. Anderson has been a member of the Board of Directors since May 1987. In 1991, Mr. Anderson retired as Executive Vice President and Chief Operating Officer of the Harvard Community Health Plan for New England, a position he held from November 1986. From October 1984 until July 1986, Mr. Anderson served as Vice President and Chief Financial Officer of Guilford Transportation Industries, a railroad holding company. From
November 1975 until April 1984, Mr. Anderson held various executive positions with Itek Corporation, most recently as a Director and President of Itek Graphics Systems. Prior to his employment with Itek Corporation, Mr. Anderson was Vice President, Finance and Administration, North American Operations, for Honeywell Information Systems, Inc.

Robert J. Fedor, age 53                10,000(5)                *(5)

Dr. Fedor has been a member of the Board of Directors since July 1992. He is presently Senior Vice President Corporate Development at Gould, a position he has held since July 1992. From December 1989 to July 1992 he was Vice President, Corporate Business Development at Gould. Prior to assuming that position, Dr. Fedor was General Manager of Gould's U.S. and Far East Foil Business since 1985. Since joining Gould in 1964, he has served in various senior marketing and research positions. Dr. Fedor holds a Ph.D. in Metallurgical Engineering from Case Western Reserve University.

C. David Ferguson, age 52              12,304(5)                *(5)

Mr. Ferguson has been a member of the Board of Directors since April 1989. He is presently the President and Chief Executive Officer and a director of Gould, a position he has held since October 1988. Prior to such time, he served as Executive Vice President, Materials and Components, at Gould's Foil Division from 1986 until October 1988. He transferred to the Foil Division in 1967 from the Gould Engine Parts Division where he began his career in 1963.
______________
*Less than 0.1%.
(1) For purposes of computing the percentage of Common Stock and equivalents outstanding, the 7,364,100 shares of Common Stock issuable upon conversion of the outstanding shares of Series A Stock, the 19,904,707 shares of Common Stock issuable upon conversion of the outstanding shares of Series B Stock, the 30,457,538 shares of Common Stock issuable upon conversion of the outstanding shares of Series D Stock and the 31,132,307 shares of Common Stock issuable upon conversion of the outstanding shares of Series E Stock have been included as well as shares issuable upon exercise of options exercisable within 60 days after February 15, 1994 which an individual may own.

(2) Includes: (i) 53,764 shares owned by Mr. Fisher's wife, (ii) 1,917,100 shares which may be acquired by Mr. Fisher within 60 days after February 15, 1994 by exercise of stock options and (iii) 3,901,134 shares of Common Stock and 931,384 shares of Common Stock issuable upon conversion of the shares of Series B Stock held by Indian Creek Capital, Ltd., a limited partnership of which Mr. Fisher is the managing general partner.

(3) Includes 200 shares owned by Mr. Anderson's wife and 70,295 shares which may be acquired by Mr. Anderson within 60 days after February 15, 1994, by exercise of stock options.

(4) Includes 500 shares owned by Mr. Thomas' wife and 1,294,725 shares which may be acquired by Mr. Thomas within 60 days after February 15, 1994, by exercise of stock options.

(5) Mr. Ferguson is an officer and a director, and Dr. Fedor is an officer, of Gould which beneficially owns 64,789,722 shares or 50.4% of the Company's outstanding Common Stock and equivalents.

During the fiscal year ended December 31, 1993, the Board of Directors held seven meetings. All directors attended 100% of the aggregate number of meetings of the Board of Directors and the committees of which they were members except for Mr. Thomas who missed two meetings.

The Board of Directors has a standing Audit Committee, the membership of which currently consists of Mr. Anderson and Dr. Fedor. The principal functions of the Audit Committee are to make recommendations to the Board of Directors as to the selection of the Company's independent auditors, to act as liaison between the Board of Directors and the firm so selected and, on advice of such firm or otherwise, to recommend institution or modification of accounting procedures employed by the Company. The members of the Audit Committee are not salaried employees and are, in the opinion of the Board of Directors, free from any relationship that would interfere with their exercise of independent judgment as Audit Committee members. The Audit Committee met on January 19, 1994 in connection with the Company's audit for the fiscal year ended December 31, 1993. During the fiscal year ended December 31, 1993, the Audit Committee held four meetings.

The Board of Directors also has a Compensation Committee, which committee presently consists of Messrs. Fisher, Anderson and Ferguson. The principal responsibilities of the Compensation
Committee are to function as a stock option committee with respect to the Company's stock option and stock purchase plans, except for the granting of options to officers as to whom the
Board of Directors has reserved authority, and to make recommendations with respect to implementation of present compensation programs and adoption of future compensation programs.

Compensation Committee Interlocks and Insider Participation

As discussed above, Mr. Fisher and Mr. Ferguson are members of the Compensation Committee. Mr. Fisher, in addition to his position as Chairman of the Board, is the Company's Chief Executive Officer. Mr. Ferguson, in addition to being a director of the Company, is a director and President and Chief Executive Officer of Gould, the beneficial owner of 50.4% of the Company's Common Stock.

                        EXECUTIVE COMPENSATION

Total compensation paid or accrued for services rendered during the three most recent fiscal years for the Chief Executive Officer and the four other most highly compensated executive officers of the Company for the year ended December 31, 1993 was as follows:


                                      Summary Compensation Table
                       -----------------------------------------------------

                                                                      Long Term
                                                                    Compensation
                                   Annual Compensation                Awards
                             --------------------------------       ------------
                                                                     Number of
                                                       Other           Shares      All
Name and                                              Annual        Underlying     Other
Principal  Position   Year      Salary     Bonus  Compensation(1)     Options(2)   Compensation(3)
- -------------------   ----    --------    ------  -------------     ------------   ---------------
Kenneth G. Fisher     1993    $341,963    $    0        $0                   0     $     0
Chairman of the       1992     332,677*        0         0           1,300,000           0
Board and Chief       1991     301,103         0         0                   0           0
Executive Officer

Rowland H. Thomas     1993    $256,167   $33,250        $0                   0     $     0
President and         1992     248,330*   46,000         0           1,300,000      94,250
Chief Operating       1991     204,220    54,000         0             437,000           0
Officer

T. Mark Morley       1993     $180,111   $18,300   $61,353             280,000(4)  $102,318
Vice President,      1992      175,597*   21,500         0             486,400            0
Finance and Chief    1991      159,995    26,400         0             585,000            0
Financial Officer

Robert A. DiNanno    1993     $175,535   $29,865        $0                   0     $      0
Vice President and   1992      172,174*   45,785         0             486,000            0
General Manager,     1991      150,479    38,138         0             330,000       57,325
Real-Time
Operations

Thomas F. Perry (5)  1993     $166,171   $22,050   $15,243                   0     $  60,592
Vice President,      1992       25,384*        0         0             400,000             0
World Wide Sales &   1991            0         0         0                   0             0
Marketing,
Information Systems

* 1992 salary includes 27 biweekly pay periods compared to the customary 26 pay periods in 1993 and 1991.

(1) Consists entirely of amounts paid to the individual during the year for the payment of taxes on relocation expense reimbursements.

(2) During 1991, the Board of Directors approved a program that permitted holders of certain outstanding stock options exercisable for shares of Common Stock to exchange said options for new options (the "Exchange"). Under the terms of the Exchange, an individual was permitted to surrender his original option in exchange for a new option to purchase a number of shares equal to eighty percent (80%) of the number of shares subject to the original option at a new exercise price of $0.81 per share, such exercise price being equal to the closing price per share of the Company's Common Stock as reported on the National Market System of NASDAQ on February 1, 1991. Under the Exchange, Messrs. Thomas, Morley and DiNanno exchanged options to purchase 515,000, 700,000 and 225,000 shares of Common Stock for options to purchase 412,000, 560,000 and 180,000 shares of Common Stock. The options exchanged in the Exchange included all the options granted to these individuals in 1990 and the options received in the Exchange are included as option grants in 1991.

(3) All other compensation consists solely of reimbursement for relocation expenses .

(4) These options were originally granted in 1986 and were scheduled to expire in 1993 if not exercised. However, at the time the options were scheduled to expire the Company's policy on insider trading effectively prevented Mr. Morley from exercising the options. Accordingly, the Board of Directors approved an extension of the expiration date until the options could be exercised and the underlying shares sold in accordance with Company policy, which is expected to occur during 1994. The extension has been treated as a cancellation of the old options and a grant of new options in the same amount at the same exercise price.

(5)  Mr. Perry joined the Company in 1992.

The  following table sets forth the number of shares of  Common
Stock  and  equivalents of the Company, including shares  which may be acquired within sixty days after February 15, 1994 by exercise of outstanding stock options, which are beneficially
owned  by   executive  officers of the  Company  named  in  the
Summary Compensation Table and all directors and executive officers of the Company as a group as of February 15, 1994 along  with the percentage of all outstanding shares of  Common
Stock  and  equivalents  owned by each  executive  officer  and director on such date.
                                     Common Stock       Percentage of
                                   and Equivalents      Common Stock
                                     Beneficially     and Equivalents
Name                                   Owned          Outstanding(1)
- --------------------                 ------------     --------------
Kenneth G Fisher                     6,803,382(2)          5.2%
Chairman of the Board and
Chief Executive Officer

Rowland H. Thomas                    1,317,475(3)          1.0%
President and
Chief Operating Officer

T. Mark Morley                        904,012(4)           0.7%
Vice President Finance and
Chief Financial Officer

Robert A. DiNanno                     484,609(5)           0.4%
Vice President and General Manager
Real-Time Operations

Thomas F. Perry                       120,000(6)           0.1%
Vice President
WorldWide Sales and Marketing,
Information Systems

Total directors and executive
officers as a group (13 people)    10,898,416(7)           8.1%

(1)For purposes of computing the percentage of Common Stock and equivalents outstanding, the 7,364,100 shares of Common Stock issuable upon conversion of the outstanding shares of Series A Stock, the 19,904,707 shares of Common Stock issuable upon conversion of the outstanding shares of Series B Stock, the 30,457,538 shares of Common Stock issuable upon conversion of the outstanding shares of Series D Stock and the 31,132,307 shares of Common Stock issuable upon conversion of the outstanding shares of Series E Stock have been included as well as shares issuable upon exercise of options exercisable within 60 days after February 15, 1994 which an individual may own.

(2)Includes:  (i) 53,764 shares owned by Mr. Fisher's  wife,
   (ii) 1,917,100 shares which may be acquired by Mr. Fisher within 60 days after February 15, 1994 by exercise of stock options and (iii) 3,901,134 shares of Common Stock and 931,384 shares of Common Stock issuable upon conversion of the shares of Series B Stock each held by Indian Creek Capital, Ltd., a limited partnership of which Mr. Fisher is the managing general partner.

(3)Includes 500 shares owned by Mr. Thomas' wife and 1,294,725 shares which may be acquired by Mr. Thomas within 60 days after February 15, 1994, by exercise of stock options.

(4)Includes  900,054 shares which may be acquired within  60 days after February 15, 1994, by exercise of stock options.

(5)Includes  482,019 shares which may be acquired within  60 days after February 15, 1994, by exercise of stock options.

(6)Includes  120,000 shares which may be acquired within  60 days after February 15, 1994, by exercise of stock options.

(7)Includes 5,881,463 shares which may be acquired within 60 days after February 15, 1994, by exercise of stock options.

The following table shows, as to those executive officers named in the Summary Compensation Table above, the number, exercise price and expiration date of options to acquire Common Stock granted under the Non-qualified Stock Option Plan during fiscal 1993, and the potential realizable value of those shares assuming certain annual rates of appreciation in the Company's stock price.

                                      Option Grants for the year ended December 31, 1993

                                                                                              Potential realizable
                                                                                                   values at
                                                                                                 assumed annual
                                                                                              rates of stock price
                                                                                               appreciation for
                                                                                                  the term of the grant


                                         Percentage
                           Number of      of total
                           shares         options
                           underlying     granted                  Share
                           options       in fiscal   Exercise     price on   Expiration
Name                       granted          year      price      grant date     date              0%      5%         10%
- -----------------          ---------      --------  -----------  ----------  ----------    ---------   --------   ---------
Kenneth G. Fisher             0

Rowland H. Thomas             0

Robert A. DiNanno             0

T. Mark  Morley (1)     280,000            47.3%      $ 0.8125    $ 3.625    See Note (1)    $787,500   $812,875   $ 838,250

Thomas F. Perry               0

(1) These options were originally granted in 1986 and were scheduled to expire in 1993 if not exercised. However, at the time the options were scheduled to expire the Company's policy on insider trading effectively prevented Mr. Morley from exercising the options. Accordingly, the Board of Directors approved an extension of the expiration date until the options could be exercised and the underlying shares sold in accordance with Company policy, which is expected to occur during 1994. The extension has been treated as a cancellation of the old options and a grant of new options in the same amount at the same exercise price.

The following table provides information on option exercises in 1993 by the named executive officers and the value of such officers' unexercised options as of December 31, 1993.

  Aggregated Option Exercises in the year ended December 31, 1993 and
                 Option Values as of December 31, 1993

                                                    Number of        Value of
                                                Shares Underlying    Unexercised
                                                   Unexercised       In-the-Money
                                                    Options at       Options at
                     Number of                      12/31/93         12/31/93
                     Shares Acquired    Value      Exercisable/      Exercisable/
Name                 on Exercise      Realized     Unexercisable      Unexercisable
- ----------------     -----------      --------      -----------       ----------

Kenneth G. Fisher            0            0         1,700,000/        $3,453,125/
                                                      650,000          1,746,875

Rowland H. Thomas            0            0         1,077,625/         2,932,969/
                                                       659,375         1,763,281

T. Mark Morley               0            0            818,825/        2,255,944/
                                                       252,575           670,006

Robert A. DiNanno         286,290     $ 686,953        400,790/        1,105,271/
                                                       318,200           873,913

Thomas  F. Perry             0            0             80,000/         210,000/
                                                       320,000          840,000

REPORT OF THE COMPENSATION COMMITTEE

Executive Compensation Philosophy

It is the goal of the Compensation Committee of the Board of Directors to provide compensation to executives of the Company in accordance with the following considerations:

* To provide compensation that is competitive with other high technology companies that are of similar size to Encore with similar products and markets;

* To provide compensation that will attract, retain and reward superior, industry-knowledgeable executives who can manage the shareholders' short and long term interest;

* To provide total compensation wherein the majority of value to be delivered is based on the financial performance of the Company and the appreciation of the Company's stock.

To meet these goals, the Committee establishes, administers and reviews several programs for the Company. These programs are designed to address the above considerations and consist of three major components;

Base Salary
For executives of the Company, base salary is determined by the level of job responsibility and overall competitive practices in the labor market for the Company's executive talent. The Committee recognizes that there is a scarcity of executive talent with the technical capabilities that are critical to the
Company's  long-term success.  The Committee also  considers  the
Company's  location  outside  of traditional  labor  markets  for technical talent to be a considerable factor for base salary positioning. As such, the Committee positions the Company's executives base salaries at the 75th percentile of the competitive market and generally believes that this base salary posture is an essential factor in maintaining a highly skilled executive team. The Committee derives competitive data representing the high tech and computer products sectors from an independent compensation consultant, Towers Perrin. The Committee believes that most of the companies in the S & P Computer Systems Index which is used as the Company's industry comparison line in the performance graph appearing below, are represented in the various surveys used by the compensation consultant.

Several of the named executives received base salary increases between 6% and 7% in 1993. These executives had not received increases since 1990, and the Committee believes that these adjustments were necessary to keep executive salaries in step with inflation.

Annual Incentives
All executive officers are eligible to receive incentives which are based on the short-term performance of the Company. The program is intended to highlight critical business goals and reward the achievement of these goals through individual and team contributions. Target incentive opportunities typically range from 15% to 45% of executives' base salaries and are based on median bonus levels observed in other high technology and computer related companies. Target award levels are structured so that at target award levels, executives' total cash compensation (base salary plus annual incentive) would be comparable to the 75th percentile total cash compensation of the competitive market as discussed earlier.

The specific performance criteria used for incentive compensation goals include the attainment of profit before tax objectives, achievement of quarterly financial plans and subjective functional and teamwork goals as determined by management. The relative weighting of each factor depends on the executive's position within the Company's organizational structure. Typically, profit before tax objectives and quarterly financial plan targets account for 60% to 100% of the named executives' incentives; functional and teamwork goals account for 25% to 40% of the total incentive. In 1993, the Company did not achieve its profit before tax objective and therefore no incentive payments were made that were based on the Company's profit performance. Incentive payments that were made to certain named executives in 1993 reflect the attainment of individual functional and teamwork goals.

Long-Term Incentives
The Committee believes that stock-based incentives provide the strongest link between the rewards earned by executives and the returns generated for shareholders. The Committee also believes that providing the potential for significant share ownership helps focus executive behavior on the long-term growth and strength of the organization. As such, the Committee has made significant stock option grants throughout the Company to focus all recipients on long-term growth and the enhancement of shareholder value. The Committee has generally observed that stock option grants comprise a significant portion of executive compensation in the high technology and computer related industries. Stock options represent the right to purchase the Company's stock at the fair market value of the Company's stock on the date of grant. Since the value ultimately realized from the option depends entirely on the future success of the Company and the growth of the stock price, an option serves to provide an incentive to the executive for years after it has been awarded.

The Committee has adopted formal stock option grant guidelines which will base annual option grants on the executive's base salary grade and individual performance factors. This practice will ensure that executives at similar organizational levels will have equal long-term incentive opportunities while allowing the Committee some discretion to augment awards as it feels appropriate to recognize significant individual accomplishments. Competitive stock option grant levels have been determined by an external compensation consultant, Towers Perrin. The present value of an option for grant purposes has been determined through the Black-Scholes option valuation method.

The Committee feels that executives act in the best interests of shareholders when they have a significant portion of their own wealth invested in the Company. As such, the Committee has also adopted formal stock ownership guidelines for the CEO and other executive officers who report directly to the CEO. The Committee
believes   that  requiring  executives  to  maintain  a   certain
ownership interest in the Company complements the existing long-term incentive program in that once stock options are exercised, there is an added emphasis on retaining exercised shares and further enhancing shareholder value. The specific guidelines require that, within the next three years, the CEO acquire and maintain ownership of Company stock with a value equal to two times his current base salary; direct reports to the CEO are required to acquire and maintain ownership of Company stock with a value equal to at least one-half their current base salaries.


Compensation for Mr. Fisher

Mr. Fisher's base salary was increased in 1993 by 6.9% to $340,000 per annum. Mr. Fisher had not received a base salary adjustment since 1990 and the Committee felt it was appropriate to keep Mr. Fisher's base salary in line with inflation. The Committee has positioned Mr. Fisher's base salary slightly above the market average of other high technology and computer related companies of similar size to the Company. The Committee intends to deliver most of Mr. Fisher's compensation in the form of annual cash-based incentives and long-term stock-based incentives that will deliver significant value to Mr. Fisher if and only if the Company achieves positive returns and the stock price appreciates over time.

To focus Mr. Fisher on the attainment of short-term financial results, the Committee awards a bonus equal to 5% of the Company's profit before taxes to Mr. Fisher as an incentive award on a quarterly basis. This formula approach ensures shareholders that an annual incentive payment will be made to Mr. Fisher only
if  the  Company  is  profitable.   In  addition,  this  approach
provides a consistent incentive to maximize profit each quarter. In 1993, the Company incurred a loss and as such no incentive payment was made to Mr. Fisher.

The Committee did not grant any stock options to Mr. Fisher in 1993. However, the Committee feels that Mr. Fisher has a significant portion of his personal wealth invested in the Company and that he is well motivated to increase the overall value of the Company and to generate returns on behalf of all shareholders.

Other Compensation Matters
The Committee is evaluating the potential impact of the $1 million dollar deduction limitation on executive pay for the top five executives which was implemented as part of the Omnibus Budget Reconciliation Act of 1993. At this time, the Committee does not believe executive compensation will be in a range that will be subject to the limitation, but the Committee will evaluate the Company's potential exposure to the deduction limitation on an annual basis and will address the issue in the future if necessary.

In conclusion, the Committee feels that all pay programs are reasonable and appropriate given the Company's industry, size and organizational structure. Base salary and incentive programs provide attractive features to attract, retain and motivate executives to enhance the performance of the Company from year to year. The stock option grants provide a significant incentive to executives to undertake policies and actions to enhance the overall value of the organization well into the future.

The Compensation Committee of the Board of Directors
D. O. Anderson, Chairman
C. D. Ferguson
K. G. Fisher

          Comparison of Five-Year Cumulative Total Return of
               the Company, S&P 500 Composite Index and
                      S&P Computer Systems Index

The following chart depicts the Company's performance for the five year period ending December 31, 1993, as measured by total shareholder return on the Company's Common Stock compared with the total return of the Standard & Poors 500 Composite Index and the Standard & Poors Computer Systems Index.

- ----------
NOTE:  In the mailing to shareholders, the following table will be shown as a graph.
- ----------
                                       Value(1) of Investment at December 31,
                                   1989      1990      1991      1992     1993
                                   ----      ----       ----     ----     ----
S&P 500 Index                    $143.00   $133.60   $168.80   $176.30 $188.80
S & P Computer Systems Index       77.70     84.70     72.40     51.10   52.10
Encore Computer Corporation       106.10     29.70     39.40     63.70  175.80

(1) This table assumes the investment of $100 in the Company's
 Common Stock, the S&P 500 Index and the S&P Computer Systems
 Index on December 31, 1988.


Directors' Compensation

During 1992, the Board of Directors approved a resolution fixing the compensation of non-officer directors to an amount of $2,500 per board meeting. The resolution is inapplicable to meetings held by telephone. In this regard, a total of $10,000 was paid to Mr. Anderson for meetings attended during fiscal 1993. Mr. Ferguson and Dr. Fedor have waived payment to them of fees for attendance at board meetings. Directors who are also officers of the Company receive no compensation for serving as directors. During the past fiscal year, the Company has also reimbursed certain of its directors for reasonable out-of-pocket expenses relating to attendance at Board and Committee meetings.


Disclosure of Section 16(a) Filings by Officers, Directors and greater than 10% Beneficial Owners

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten percent shareholders are required by SEC regulations  to  furnish  the Company  with  copies  of  all
Section 16(a) reports they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the two fiscal years ended December 31, 1993, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with, except Mr. Ferguson, a director of the Company, was delinquent in filing a report on Form 4 in 1993 with respect to one transaction.


Certain Transactions

Financing by Gould
- ------------------------
During the second half of 1992, estimates of short-term cash requirements indicated the Company would have borrowing requirements in excess of its available credit during the fourth calendar quarter of 1992. Accordingly, the Company initiated discussions with Gould to increase the amount available under the existing revolving credit facility. On October 5, 1992, Gould agreed to increase the borrowing limit by $5,000,000 to $15,000,000 under essentially the same terms and conditions as the original agreement. However, as a result of operating losses, the Company had exceeded the maximum borrowing amount available under the credit facility at December 31, 1992.

Effective April 1, 1993, Gould increased the amount available under the revolving loan agreement by $20,000,000 to $35,000,000 under essentially the same terms and conditions as the original agreement, extended the maturity date of the agreement to April 16, 1994 and waived compliance with the covenants contained in the agreement through the loan's maturity. Additionally, Gould agreed to extend the maturity date of the $50,000,000 term loan to the Company by approximately one year to April 2, 1995 and waived compliance with the covenants contained in the term loan agreement through the end of the first fiscal quarter of 1994.

The Company continued to incur operating losses throughout 1993 and as a result reported a capital deficiency throughout the year. At October 3, 1993 the Company exceeded the maximum borrowing amount of its revolving line of credit. Gould allowed the Company to borrow funds in excess of the agreement's maximum limit to fund its daily operations and during the fourth fiscal quarter the Company began negotiations with Gould to significantly recapitalize the Company. At December 31, 1993, borrowings were $26,924,000 in excess of the loan's maximum borrowing limit. On February 4, 1994, the Company and Gould agreed to exchange indebtedness owed by the Company to Gould for Series E Stock. The indebtedness exchanged was the $50,000,000 term loan and $50,000,000 borrowed under the revolving credit agreement. Upon completion of the exchange, borrowings under the revolving loan agreement were $19,134,000, or $15,866,000 below the maximum borrowing limit of the credit facility.

In exchange for cancellation of indebtedness, the Company issued to Gould 1,000,000 shares of Series E Stock. The
Series E Stock is senior in liquidation priority to all other classes of the Company's preferred and common stock and contains the following additional terms:

  (i) a 6% cumulative annual dividend which the Company can elect to (a) pay in additional shares of Series E Stock valued at its liquidation preference until shareholders' equity exceeds $50,000,000 or (b) accumulate and pay in cash when shareholders' equity exceeds $50,000,000.

  (ii)  a liquidation preference of $100 per share.

  (iii) convertible, at the holder's option, into the Company's Common Stock at the liquidation preference divided by $3.25 per share (subject to potential adjustments for splits, etc.) only (a) if the shareholder is a United States citizen or a corporation or other entity owned in the majority by United States citizens or
  (b) in connection with an underwritten public offering.

  (iv) convertible, at the Company's option in accordance with the conversion methodology described in (iii) above if the price of the Common Stock exceeds $3.90 per share for twenty consecutive days and (a) a buyer is contractually committed to purchase for at least $3.90 per share at least 50% of the shares into which all outstanding Series E Stock would be converted or (b) a buyer is contractually committed to purchase for at least $3.50 per share at least 75% of the shares into which all outstanding Series E Stock would be converted.

  (v) non-voting, except for the right to approve actions adversely affecting the Series E Stock.

As a result of this transaction, the Company reduced debt by $100,000,000 and related interest expense by approximately $7,000,000 per year. Further, on April 11, 1994, the Company and Gould agreed to amend and restate the existing revolving loan agreement by increasing the maximum borrowing limit of the agreement to $50,000,000 and extending its maturity date to April 16, 1996. The terms and conditions of the agreement are essentially unchanged except certain financial covenants contained in the agreement were modified to more closely reflect the Company's current financial position.

The following tables display the investment of Gould and EFI in the Company before the February 4, 1994 transaction as of December 31, 1993 and on a pro forma basis after the transaction as of December 31, 1993:

                    Before the Exchange of Indebtedness for Equity
                                as of December 31, 1993

                      Debt (1)                    Beneficial Ownership(2)
               ($000's)  % of total                 Shares      % of total
               --------  ----------               ----------    ---------
Gould          $ 111,924   98.9  %                33,327,015       34.4%
EFI(3)              -         -                   26,673,354       27.6
Other              1,192    1.1                   36,808,094       38.0
               ---------   -----                  ----------      ------
Total          $ 113,116  100.0 %                 96,808,463      100.0%


                   After the Exchange of Indebtedness for Equity
                        Pro Forma as of December 31, 1993


                       Debt (1)                       Beneficial Ownership (4)
                ($000's)   % of total               Shares     % of total
                 -------   ---------              ----------    -------
Gould           $ 11,924     90.9%                64,096,245      50.2%
EFI(3)              -           -                 26,673,354      20.9
Other              1,192      9.1                 36,808,094      28.9
                --------    ------               -----------     ------
Total           $ 13,116    100.0%               127,577,693     100.0%

(1)  Includes both current and long-term portion of debt.

(2) Includes 56,982,100 shares of Common Stock issuable upon full conversion of all outstanding Series A Stock, Series B Stock and Series D Stock after payment of all dividends payable through January 15, 1994.

(3) Consists solely of Series D Stock whose conversion to Common Stock is limited by the terms of the stock as discussed in Note (4) below.

(4) Includes 87,751,330 shares of Common Stock issuable upon full conversion of all outstanding Series A Stock, Series B Stock, Series D Stock, and Series E Stock. The Series D and Series E Stock is convertible only by a United States citizen or a corporation or other entity owned in the majority by United States shareholders or in connection with an underwritten public offering.

In connection with the exchange of indebtedness for Series E Stock by Gould the United States Defense Investigative Service ("DIS") has indicated no objection to the relationships under the United States government requirements relating to foreign ownership, control or influence between the Company, Japan
Energy   (a   Japanese  corporation)  and  its   wholly   owned
subsidiaries (EFI and Gould).

The above described exchange of equity for indebtedness has eliminated the Company's capital deficiency and provided tangible net worth in excess of minimum requirements for inclusion into the Nasdaq National Market System. On March 18, 1994, Encore was accepted into the system and the Company's common stock trades under the symbol ENCC. Management believes participation in the Nasdaq system could improve the Company's ability to obtain financing.

Since 1989, Japan Energy and its wholly owned subsidiaries, Gould and EFI, have been the principal source of the Company's financing by either directly providing or guaranteeing the Company's loans. Each of the Company's debt agreements with Japan Energy and its wholly owned subsidiaries have contained various covenants including maintenance of cash flow, leverage, and tangible net worth ratios and limitations on capital expenditures, dividend payments and additional indebtedness. At various times in the past the Company has been in default of certain covenants contained in the agreements but waivers of compliance with those covenants have been obtained and, generally, the Company has been able to successfully renegotiate terms with the creditor. To continue operating in the normal course of business, the Company is and will remain dependent on the continued financial support of Japan Energy and its subsidiaries until such time as the Company returns to a state of sustained profitability and is able to secure funding from other parties and/or generates sufficient levels of cash through operations to meet the needs of the business.


Loan to Officer
- -----------------
The Company loaned $60,000 to Mr. DiNanno during 1986 to enable him to purchase 100,000 shares of the Company's Common Stock at the then current price of $.60 per share. The loan to Mr. DiNanno was evidenced by a recourse promissory note, payable on demand, bearing interest at a rate of eight percent (8%) per annum. The largest principal amount outstanding on Mr. DiNanno's loan during fiscal year 1993 was $60,000. On August 8, 1993, the loan and all accrued interest was repaid by Mr. DiNanno.



                 APPROVAL OF AUDITORS

The Board of Directors has selected the firm of Coopers & Lybrand, independent public accountants, as auditors of the Company for the year ending December 31, 1994, and is submitting the selection to the shareholders for approval. The Board of Directors recommends a vote "FOR" this proposal. It is intended that the shares represented by the enclosed proxy will be voted (unless the proxy indicates to the contrary) to approve such selection.

Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting of Stockholders. They will have an opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from shareholders.

                             OTHER MATTERS
The Board of Directors does not know of any other matters that may come before the meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their judgment on such matters.

All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone and personal interviews. Brokers, custodians and fiduciaries will be required to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket expenses in this regard.
                          By order of the Board of Directors
                          T. MARK MORLEY
                          T. Mark Morley, Secretary
May 13, 1994


THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING, AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

The following is a depicition of the Proxy cards which will be used in the solicitation of votes for the Annual Shareholders meeting:


                            (Front of Card)
P                   SOLICITED BY THE BOARD OF DIRECTORS
R
O                       ENCORE COMPUTER CORPORATION
X
Y               ANNUAL MEETING OF STOCKHOLDERS - June 28, 1994
The undersigned hereby appoints Kenneth G. Fisher and Rowland H. Thomas, Jr., and each of them, with power of substitution, proxies for the undersigned and authorizes them, and each of them, to represent and vote, as designated, all of the shares of Common Stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at Encore Computer Corporation, Building No. 7 Auditorium, 1800 N.
W. 69th Avenue, Fort Lauderdale, Florida at 1:30 P.M. (Eastern Standard time) on June 28, 1994 and at any adjournments or postponements of such meeting, for the following purposes and with discretionary authority as to any other matters that may properly come before the meeting, all in accordance with and as described in the Notice and accompanying Proxy Statement. If no direction is given, this proxy will be voted FOR proposals 1 and 2.

            IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE
                          (SEE  REVERSE SIDE)

                             (Back of Card)

_X_  Please mark votes as in this example.

The Board recommends a vote FOR proposals 1 through 2.

1.  To fix the number of directors at five (5) and to elect three
(3)   directors.    (Under   the   Company's   Certificate     of
Incorporation, Gould Electronics, Inc.,  as the holder of all the
outstanding  Series A Convertible Participating Preferred   Stock
of the Company is entitled to elect the other two directors.)
Nominees:  Kenneth G. Fisher, Daniel O. Anderson and Rowland H.
Thomas, Jr.
                   FOR ALL                              WITHHELD FROM ALL
       ___________ NOMINEES            ______________   NOMINEES
_____
|____|
________________________________________________________________
(Instruction: To withhold authority for a specific nominee, mark box on the line above and write the nominee's name in the space provided.)

2.  To approve the selection by the Board of Coopers & Lybrand as the Company's independent auditors for its fiscal year ending
December 31, 1994.
 _______________FOR  _______________AGAINST     ___________WITHHOLD
                                                           AUTHORITY
MARK HERE FOR ADDRESS CHANGE____ AND NOTE AT RIGHT___________________________

Please sign exactly as your name appears
on your stock certificate.
Signature:_______________________Date _______
If you are signing on behalf of a corporation
as an officer, or as a general partner of a
partnership, or acting as attorney, executor,   Signature:________Date _______
trustee, fiduciary, administrator, guardian or in any other representative capacity, sign name and title.

PROXY FOR GOULD ELECTRONICS, INC.

                  SOLICITED BY THE BOARD OF DIRECTORS
                      ENCORE COMPUTER CORPORATION
            ANNUAL MEETING OF STOCKHOLDERS - June 28, 1994

The undersigned hereby appoints Kenneth G. Fisher and Rowland H. Thomas, Jr., and each of them, with power of substitution, proxies for the undersigned and authorizes them, and each of them, to represent and vote, as designated, all of the shares of common Stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at Encore Computer Corporation, Building No. 7 Auditorium, 1800 N.
W. 69th Avenue, Fort Lauderdale, Florida at 1:30 P.M. (Eastern Standard time) on June 28, 1994 and at any adjournments or postponements of such meeting, for the following purposes and with discretionary authority as to any other matters that may properly come before the meeting, all in accordance with and as described in the Notice and accompanying Proxy Statement.

     1.    To   vote  all  shares  of  the  Company's  Series   A
     Convertible  Participating  Preferred  Stock  held  by   the
     undersigned to elect C. David Ferguson and Robert J. Fedor directors of the Company.

     2.  On the matters of fixing the number of directors at five
     (5) and electing three (3) directors for the ensuing year, to vote all shares of the Company's Common Stock owned by the undersigned pro rata in accordance with the votes cast by the other stockholders at the Annual Meeting.

     3.  On the matter of approving the selection by the Board of
     Coopers & Lybrand as the Company's independent auditors for its fiscal year ending December 31, 1994, to vote all shares of the company's Common Stock held by the undersigned in the manner designated below.
      _______________FOR       _______________AGAINST     _________WITHHOLD
                                                                   AUTHORITY
GOULD ELECTRONICS, INC.
Dated:______________,1994                     By:___________________________
                                              Title:_________________________
                             (front cover)

_____________________________
The following is the Annual Report to Shareholders which will be sent as part of the Proxy materials in connection with the 1994 Annual Meeting of Shareholders:
- -----------------------------

                        (Front Cover of Annual Report)

      Encore
 Computer Corporation

 Annual Report

 to Shareholders

 for the Year ended

 December 31, 1993















                               Launching
                               Corporate Success
                               From a Position
                               of Innovation




                         (End of Front Cover)

Chairman's Letter

1993 Progress Report
By some measures, 1993 was a successful year. Our first priority is to enhance shareholder wealth. At this writing, our stock price has tripled since the end of 1992, so by that one important measure, 1993 was a good year.

By other measures, however, our company is still fragile. Our strategy has been to put in place a core set of people, products, markets, skills, and a culture, which will sustain the company by producing revenues and profits sufficient to produce growth. This is the task we have diligently pursued since the merger in 1989 with Gould's Computer Systems Division. Using the skills and technology from our Real-Time heritage, we are now transitioning the company into an alternate mainframe and storage systems company. However, the fruits of our labor still lay before us. Our $69.6 million loss in 1993 was, I believe, the nadir of our revenue and earnings profile. Specifically, for 1993, we wanted to validate our technologies, products, markets and viability. The following events were important to that process and will have a long-term impact on the company.

* We reached agreement with DEC (Digital Equipment Corporation) to license our connectivity technology to be used extensively throughout their product line. After a period of development, which is nearly complete, we expect DEC to gradually incorporate our technology, which should produce a flow of royalties over time.

* We won an endorsement by the Department of Defense of our Infinity 90 alternate mainframe to replace and upgrade installed IBM mainframes at several megacenters around the world. (In January 1994, we installed the first $2.5 million system in Columbus, Ohio). The DoD has notified us of their schedule and intent to install about $20 million of systems in 1994.

* We concluded an agreement with EDS (Electronic Data Systems) for the Infinity 90 alternate mainframe system. The contract allows EDS to include us in their bids. We understand there is considerable bid activity, and we do expect purchase orders against the contract in 1994. EDS, of course, is one of the world's largest users and purchasers of mainframes. Their interest in the Infinity 90 is further validation of this outstanding new product.

* We conceived and developed an IBM-compatible storage system, which is a slightly modified Infinity 90, and started negotiations with the Amdahl Corporation to be a distribution partner for the product. (I'm pleased to report that on March 29, 1994, we announced an agreement on a five-year alliance estimated to exceed $1 billion). I can't emphasize enough the importance of this new product and the marketplace for which it competes. This is the company's first product aimed to be compatible with the IBM environment, and as such, opens up a $13 billion marketplace. This will be the industry's first product capable of directly connecting to an IBM system and performing the storage function for that system while simultaneously performing as an open systems mainframe. As such, it will be unique. We believe we will enjoy a fast start-up ramp since the marketplace for IBM storage is well developed and the only criteria necessary for inclusion is to be able to directly connect to an IBM processor system and react to IBM protocol.

* We started conversations with our partners, Gould and Japan Energy Corporation (formerly Nikko Kyodo), to recapitalize the company. On February 7, 1994, we announced the conversion of $100 million of debt into equity, which greatly enhanced our balance sheet. (The details of the conversion are covered in the body of this report). We are most appreciative of the continued confidence and support of our partners, Gould and the Japan Energy Corporation.

*  We initiated discussions with Nasdaq concerning the steps required to get
     relisted  for  trading  on  their national market  system.   With  the
     recapitalization, we were able to cure our deficiencies, and I'm happy to report that effective March 18, 1994, we were relisted for trading on the Nasdaq national market. At this writing, Encore has 18 market makers who have taken an active interest in the company and its prospects.

Our outlook for the future is buoyed by the validation of our technologies, products and viability by the likes of DEC, the DoD, EDS and especially
Amdahl,  who has committed to significant volumes in 1994.   The
first half still looks to produce losses; however, as shipments pick up in the second half, I believe we have a reasonable opportunity to be near break-even net for the year. I also believe that fourth quarter momentum will signal the start of a new era for your company, a harbinger of strong, sustainable growth with profits, to come in 1995.

I want to thank our hard-working and valued Board of Directors whose patience and counsel I greatly appreciate. I especially point out the investment in time and diligence of our outside directors, Dan Anderson, Bob Fedor and Dave Ferguson.

I also appreciate the support of our employees, managers, suppliers, customers and you, our shareholders.

May 1994 be good for all.

Respectfully,
KENNETH G. FISHER
Kenneth G. Fisher
Chairman and CEO

April 19, 1994

                           Table of Contents
     Selected Financial Data                               4
     Management's Discussion and Analysis of Financial
     Conditions and Results of Operations                  5
     Consolidated Statements of Operations                14
     Consolidated Balance Sheets                          15
     Consolidated Statements of Cash Flows                16
     Consolidated Statements of Shareholders'
      Equity (Capital Deficiency)                         18
     Notes to Consolidated Financial Statements           20
     Report of Independent Accountants                    35
     Shareholder Information                              36
     Officers and Directors                               37

Selected Financial Data
(in thousands except               Pro Forma -------------for the year ended December 31,------------
     per share data)
                                     1993(2)    1993      1992      1991      1990       1989
                                      ------   -------   -------  --------   -------    --------
Net sales                            $93,532   $93,532  $130,893  $153,302   $215,206   $157,920
Operating loss                       (62,085)  (62,085)  (22,544)  (54,938)   (8,341)   (20,150)
Loss before
 extraordinary items                 (69,565)  (69,565)  (32,522)  (65,388)   (30,147)   (31,965)
Net loss                             (69,565)  (69,565)  (32,522)  (65,388)   (29,646)   (31,965)
Loss per common share
 before extraordinary items            (2.01)    (2.01)     (.98)    (1.87)      (.86)     (1.03)
Net loss per common share (1)          (2.01)    (2.01)     (.98)    (1.87)      (.84)     (1.03)
Weighted average shares of
  common stock outstanding (1)        39,273     39,273   37,899    36,466     35,249     30,913
Working capital                        1,756      3,499   14,270    16,014     40,916    (13,277)
Total assets                          84,070     84,070  105,686   121,186    162,180    185,475
Long term debt                        12,919    112,919   66,413   106,588    140,666     62,555
Redeemable preferred stock                 -         -        -      4,246          -         -
Shareholders' equity
  (capital deficiency)                31,697    (66,560)     508   (42,137)    (23,693)     5,391

(1) See Notes A and J of the Notes to Consolidated Financial Statements for information on the calculation of net loss per share. During 1993 preferred stock dividends on the Series B payable in shares of Series B of $3,630,000 and dividends on the Series D payable in shares of Series D of $5,554,700 were accumulated by the Company. During 1992, preferred stock dividends on the Series B of $3,943,100 were paid with additional shares of Series B preferred stock. Additionally in 1992, preferred stock dividends of $528,300 were paid in additional shares of Series D preferred stock.

(2)  As discussed in Note L of the Notes to Consolidated
Financial Statements, the Company and Gould Electronics Inc.
completed a recapitalization of the Company subsequent to the Balance Sheet date. The column headed Pro Forma 1993 shows the
Selected Financial Data on a Pro Forma basis as if the recapitalization had been done at December 31, 1993.



Selected Fiscal Year 1993 and 1992 Quarterly Financial Data
(in thousands except  per share data;  unaudited)


Fiscal Year  1993           Quarter 1   Quarter 2   Quarter 3   Quarter 4    1993
                            ---------   ---------   ---------   ---------   ------
Net Sales                     $28,419     $22,341     $21,431     $21,341   $93,532
Gross Profit                   10,381       5,436       7,337       4,547   27,701
Net loss (a)                   (8,345)    (25,982)    (10,903)    (24,335) (69,565)
Net loss per common share        (.27)       (.73)       (.33)       (.68)   (2.01)


Fiscal Year  1992           Quarter 1   Quarter 2   Quarter 3   Quarter 4   1992
                            ---------   ---------   ---------   ---------    ------
Net Sales                     $32,926     $32,504     $32,635     $32,828   $130,893
Gross Profit                   12,191      12,468      12,769      14,425     51,853
Net loss (a)                   (7,943)    (11,771)     (7,869)     (4,939)   (32,522)
Net loss per common share        (.24)       (.34)       (.24)       (.17)   (.98)

(a)  Quarter 4, 1993, Quarter 2, 1993, Quarter 3, 1992 and
Quarter 2, 1992 include restructuring charges of $10,422,000, $12,843,000, $1,000,000 and $4,248,000, respectively.

      Management's Discussion and Analysis of Financial Condition
                       and Results of Operations
Overview
Encore Computer Corporation ("Encore" or the "Company") was founded in May 1983 and was in the development stage until October 1986. During this period, the Company was primarily involved in the research, development and marketing of its UNIX-
based  Multimax  computers and Annex terminal server.   Initial
sales of the Multimax and Annex products as well as revenues under certain U.S. government agency research contracts began in 1986. During 1989, Encore acquired substantially all of the assets of the Computer Systems Division of Gould Electronics Inc. (the "Computer Systems Business"). This was a significantly larger business which for over twenty-five years, provided real-time computer systems solutions to the simulation, range and telemetry, and energy marketplaces.

Since the acquisition, the Company has fully integrated the businesses blending the strengths of each into next generation product offerings. This has resulted in the development of the Infinity 90 and Encore 90 Families of open systems targeted toward demanding, time critical applications in both the general purpose computing and real-time marketplaces. Based on RISC processors, a standard UNIX operating system and industry standard connectivity and networking protocols, both the Infinity 90 and Encore 90 Families offer massive I/O throughput, a broad I/O bandwidth, complete computational scalability and price/performance advantages over traditional mainframe solutions. The first members of the Encore 90 Family, the Encore 91 Series and the Encore 93 Series began shipments in 1991. The Infinity 90, an open system mainframe alternative, was available in the second half of 1992 and then during the second
half  of  1993,   the Infinity R/T, a real-time version  of  the
Infinity 90, was released for volume shipments.

During the late 1980s, product demand in the computer marketplace began a migration away from more traditional proprietary computing technologies and towards an open systems technology. The Company anticipated this market trend and since the acquisition of the Computer Systems Business focused its research and development investments toward the development of a new generation of computer system based on a state of the art open system architecture. Since the beginning of 1991, the Company has spent approximately $76,000,000 in research and development activities with a significant portion of this directed toward programs aimed at bringing new open system technology products, such as the Infinity 90, Infinity SP and Encore 90 Families, to market. The Company must continue to invest heavily in the areas of research and development to remain competitive in the marketplace. As a percentage of net sales, research and development spending will remain high in comparison to industry averages. The Company believes that this will allow it to provide early availability of leading-edge computer technology which could position the Company favorably as the marketplace continues to migrate.

During 1993 the Company's products have been favorably reviewed by certain market research firms and the Infinity 90 set a world
record  in  performance  of  the  industry-standard  AIM-II   TPC
benchmarks.   While the general opinion of industry  analysts  is
that future computer solutions will be based on open systems  and
standards,  this  market  is still in  its  infancy.   Many  data
processing   users  are  only  now  beginning  to  define   their
strategies  for implementation of such technology.   Accordingly,
demand for the Company's open systems products has been weak. Over the three year reporting period, this has placed the Company in an extended period of product transition. Older, established products have reached the end of their competitive life cycle and are now experiencing a significant decline in revenues while the
Company's  newer  technology  product  offerings  have  not   yet
generated  the  level  of  customer  demand  anticipated  by  the
Company.   Revenues have decreased from $153,302,000 in  1991  to
$93,532,000 in 1993 and as a result the Company has incurred significant net losses. In response to the declining revenue base and resultant lower gross margin dollars, management has taken aggressive actions throughout this period to restructure the organization to levels more consistent with the declining size of the Company. These actions have included reducing the workforce to levels required to support the business, eliminating organizational redundancies and consolidating certain facilities
to   eliminate  unneeded  capacity.   In  connection   with   the
restructuring activities, the Company has also recognized the non-recoverability of certain capitalized software products and the impairment in value of certain other long lived assets, including
goodwill.   As  a  result of the actions taken, the  Company  has
recorded restructuring charges of $57,545,000 over the three year period.

Because of the net losses incurred since the beginning of 1991, the Company has not generated sufficient levels of cash flow to fund its operations and cumulatively used cash in operating and investing activities of $104,998,000. While a portion of the losses incurred were funded by reductions in the working capital, the principal source of financing has been provided by Japan Energy Corporation ("Japan Energy"; formerly Nikko Kyodo Co., Ltd.) and certain of its wholly owned subsidiaries.

Should the Company continue to incur significant losses, it will be difficult to operate as a going concern without the on-going financial support of Japan Energy. Until the Company returns to a sustained state of profitability, it will not be able to secure financing from other sources. Accordingly, should Japan Energy withdraw its financial support prior to the time the Company returns to profitability, the Company will experience a severe liquidity crisis and have difficulties settling its liabilities in the normal course of business. However, management believes the current availability of new technology products, such as the Infinity 90 and Infinity SP, could improve the Company's revenue stream and related profitability. Until such a time, the Company will continue to adjust spending to levels consistent with expected business conditions.


Comparison of Calendar 1993, 1992 and 1991

Net sales for 1993 were $93,532,000 compared to net sales for 1992 and 1991 of $130,893,000 and $153,302,000, respectively.
The 1993 revenue decline is due to both lower product and service sales. In 1993, equipment sales decreased to $43,622,000 from $67,840,000 and $81,272,000 in 1992 and 1991, respectively.
Service revenues for fiscal 1993, 1992, and 1991 were $49,910,000, $63,053,000, and $72,030,000, respectively. In general as discussed below, the principal declines since 1990 are due to lower sales volumes.

Despite the availability of new technology products such as the Infinity 90 and Encore 90 Families of products and continued enhancements to the Encore RSX product line, 1993 equipment sales decreased from prior years. This decline is due to a continued general softness in the computer industry as well as the fact that certain of the Company's products have reached the end of their life cycles. The computer industry is strongly influenced by changes in microchip technology. Customers tend to purchase those products offering leading-edge implementations of the most currently available technology. In recent years, product demand has begun a migration from proprietary to open system architectures. Prior to 1992, the Company's principal product offerings were proprietary architectures whose core technology was developed in the early 1980s. While product enhancements have been made, the Company's older products lost some of their technological edge. Accordingly, the Company was increasingly less competitive selling into new, long-term programs in its traditional real-time markets. This has contributed to the continuing decline in net sales. During 1992, both the Infinity 90 and Encore 90 Families based on new state of the art open systems technology, were available for sale. However, the open systems computer market place is still in its infancy and data processing users are now just beginning to adopt this technology. As a result, demand for new products based on an open systems architecture has not generated the levels of sales necessary to offset the declines realized on sales of the older, traditional product lines. It is possible that the Company will continue to experience declining revenues until such time as the overall market conditions improve and customer demand for open system products increases.

Service revenues have declined from the prior year by 21% and 13% in 1993 and 1992, respectively reflecting the continued price competitiveness of the marketplace as well as the effect of the Company's declining system sales. However, as a percentage of total net sales, service revenues have increased from 47% in 1991 to 53% in 1993. Because most of the Company's installed equipment base remains in use for several years after installation and customers generally elect to purchase maintenance contracts for their system while it is in service, the rate of decline in service revenues has lagged that of equipment revenues. Accordingly, since 1991 service revenues have become an increasingly larger portion on the Company's sales mix.

International sales in 1993, 1992 and 1991 were $41,371,000, $65,209,000, and $71,167,000 and 44%, 50%, and 46%, respectively of  total  net sales.  The principal decreases in all years  have occurred in Western Europe. The European markets have been adversely impacted by the same factors as the overall business, i.e. the effect of a prolonged product line transition combined with an overall general weakness in both the economy and the computer marketplace. Additionally, during 1993 a major United Kingdom distributor decided to delay the purchase of new computer systems until an enhanced version of the Infinity 90 product line
becomes  available  for  sale.   This  product  offering  is  not
anticipated until the middle of 1994.  During 1993, sales to  this
distributor decreased by approximately 75% compared to 1992.   In
light of the downturn in international operations, management has taken actions as discussed below to reduce expenses to levels
more  consistent with expected future business levels.   However,
the  decrease in international margins caused by the  decline  in
international  revenue  has  not  been  fully  offset  by   lower
international operating expenses.  As displayed in Note K of  the
Notes   to   Consolidated  Financial  Statements,   international
operations have incurred operating losses in 1993 and 1992.

While  no  single customer has accounted for as much  as  10%  of total net sales during the last three years, sales to various U.S. government agencies have represented approximately 37% and 29% of net sales in 1993 and 1992. The Company recognizes that reductions in current levels of U.S. government agency spending on computers and computer related services could adversely affect its traditional sources of revenue. To mitigate any potential risk, plans are in place to strategically expand into non-traditional, high growth markets with the Infinity 90 and
Infinity SP Family of products. The high speed processing capabilities of these products combined with its architecture's scalability, make the product well suited for applications traditionally thought to be the sole domain of mainframe computers. Among the markets being targeted by the Company are Input-Output (I/O) intensive transaction processing data base applications and data storage applications where high speed performance is a critical factor.

In certain cases, U.S. government agencies, such as the Department of Defense, are precluded from awarding contracts requiring access to classified information to foreign owned or controlled companies. The principal source of both debt and equity financing for the Company has been through Japan Energy (a Japanese corporation) and certain of its wholly owned subsidiaries. Aware of U.S. government limitations on the ability of certain agencies to do classified business with foreign owned or controlled companies, Encore and Japan Energy have proactively worked to comply with all U.S. government requirements. In this connection, Japan Energy has agreed to accept certain terms and conditions relating to its equity securities in the Company, including the limitation of voting rights of its shares, limitations on the number of seats it may have on the board of directors and certain restrictions on the conversion of its preferred shares into common stock. In connection with the recapitalizations discussed in more detail below and in Notes G, J, and L of the Notes to Consolidated Financial Statements, the Company requested the United States Defense Investigative Service ("DIS") to review the relationship between the Company, Japan Energy, and Japan Energy's wholly owned subsidiaries, Gould Electronics Inc. ("Gould") and EFI International Ltd. ("EFI"), under the United States Government requirements relating to foreign ownership, control or influence. DIS has indicated that it has no objection.

Encore is committed to complying with all U.S. government requirements regarding foreign ownership and control of U.S.
companies. At this time, the Company is unaware of any circumstances that would adversely affect the opinions previously issued by DIS. However, should DIS change its opinion of the nature of Japan Energy's influence or control on the Company, a significant portion of the Company's future revenues realized through U.S. government agencies could be jeopardized.

Total  cost  of  sales  decreased in  1993  to  $65,831,000  from
$79,040,000  in  1992 and $98,163,000 in 1991.  The  decrease  in
1993  was  due generally to lower sales volumes when compared  to
1992 and lower spending resulting from the restructuring of manufacturing and customer service operations during the three year period. Since the beginning of 1991, manufacturing and customer service headcount have been reduced by 54%, certain customer service field operations have been closed or scaled back, and all manufacturing operations have been consolidated in Melbourne, Florida.

Gross margins on equipment sales in 1993 were $14,041,000 (32.2%) compared to 1992 gross margins of $33,557,000 (49.5%) and $30,182,000 (37.1%) in 1991.

The decrease in 1993 equipment gross margins of $19,516,000 is due principally to: (i) lower margins of $12,500,000 on lower equipment sales, (ii) lower margins of $2,200,000 due to price erosion, (iii) increased obsolescence charges of $3,280,000 in connection with the Company's continued migration to its newer open systems product offerings, and (iv) non-recurring engineering charges and other miscellaneous cost increases of $1,536,000. The 1992 gross margin improvement of $3,375,000 from 1991 on
lower   equipment  sales  is  attributable  primarily  to   lower
manufacturing costs of $2,450,000 resulting from lower spending and improved operational efficiencies when compared to the prior year as well as lower inventory obsolescence costs of $6,437,000. These improvements more than offset the gross margin reduction from the year's lower revenue. In response to the reduced production volumes, expenditures have been reduced throughout the
three  year  period  to   minimize the further  deterioration  of
equipment gross margins.  Among the actions taken since 1991 have
been   a  45%  reduction  in  manufacturing  personnel  and   the
consolidation of all manufacturing activities in Melbourne, Florida.

1993 service gross margin was $13,660,000 (27.4%), a decrease of $4,636,000 from 1992. The lower margin is due to lower revenues of $13,143,000 which were only partially offset by lower operating costs achieved through restructuring actions taken during both 1992 and 1993. Among the principal cost reductions during 1993 were lower employee costs of approximately $5,500,000 due to reduced headcount, lower field office rental costs of approximately $1,200,000 as marginally profitable field locations have been consolidated or closed and other miscellaneous cost reductions of $1,807,000. Service gross margins also decreased in 1992 by $6,661,000 to $18,296,000 (29.0%) compared to prior year's gross margin of $24,957,000 (34.6%). The 1992 reduction was due to a decline of $8,977,000 in 1992 annual service revenues which were only partially offset by lower operating costs. Since 1990, the service business has been unfavorably affected by the Company's declining computer equipment sales, competitive pricing pressures, declining defense spending which has resulted in some maintenance program cancellations, and the termination of certain other service contracts as older installed systems are being decommissioned by their users. Since 1990 approximately 25% of each year's existing service contracts have not been renewed with the Company. Management will continue efforts to minimize the effect of declining service sales on the service gross margins by taking actions to maintain spending at levels consistent with expected future business levels. In the past, these actions have included reductions in workforce, the closing and consolidation of unprofitable field operations and the outsourcing of certain business functions. In the fourth quarter of 1993 the Company took further action to minimize the fixed cost associated with its domestic service business when it agreed to subcontract its equipment maintenance business to Halifax Corporation ("Halifax"). Under the terms of the agreement which takes full effect in 1994, Halifax will provide the manpower required to service equipment under maintenance contract with the Company. The agreement allows the Company to reduce the fixed cost base associated with its field maintenance operation while continuing to provide the same level of service to its customers.

1993 research and development expenses were $23,331,000 (24.9% of net sales) or an increase of $998,000 from 1992. The increase in the current year's spending is due to efforts in the fourth quarter to accelerate the availability of new products scheduled for release in the first half of 1994. For the first three quarters of 1993, spending was essentially unchanged from 1992 levels. Research and development expense increased only 4% in 1993, however, as a percentage of net sales it increased by 7.8% from 17.1% to 24.9% of net sales as a direct result of the year's net sales decline. During 1992, research and development expenses were $22,333,000 (17.1% of net sales) compared to expenses of $30,543,000 (19.9% of net sales) in 1991. In total and as a percentage of net sales, 1992 expenses decreased from 1991 levels as efforts to accelerate the introduction of the Encore 90 and Infinity 90 Family of computers concluded during 1992 and the benefit of cost reduction actions taken in 1991 were fully realized. During 1991 priorities were realigned to focus future expenditures toward those strategically aligned product offerings necessary to the future growth of the business. This significantly reduced the level of investment in areas outside the Company's strategic focus and has allowed the development organization to reduce its headcount by 30% since 1991. Activities at the Marlborough, Massachusetts facility were significantly reduced with on-going activities consolidated in Ft. Lauderdale, Florida, thereby eliminating the on-going fixed expenses associated with that facility. The reductions made in research and development spending since 1991 generally reflect operational efficiencies realized through the elimination of efforts not targeted toward the core business and are not expected to impact the Company's future competitiveness in the marketplace. To effectively compete in its market niches, the Company must continue to invest aggressively in research and development activities.

Sales, general and administrative (SG&A) expenses in 1993 were $42,499,000 compared to $45,156,000 and $48,732,000 in 1992 and
1991, respectively. SG&A expenses decreased by $2,657,000 in 1993 when compared to 1992 due primarily to (i) the effect of prior restructuring actions taken by the Company, including lower labor on a reduced 1993 workforce and (ii) lower sales commissions due to lower 1993 revenues. These savings were partially offset by a non-recurring charge to compensation expense of $788,000 made in connection with the extension of the expiration date of certain stock options made during the Company's fourth fiscal quarter. A more complete discussion of this transaction is included in Note J of Notes to the Consolidated Financial Statements. The 1992 SG&A expense reduction of $3,576,000 from 1991 was due primarily to reductions in staff made in 1991 and worldwide facility consolidation programs implemented as part of earlier restructuring programs. As a percentage of net sales, sales, general and administrative expenses were 45.4%, 34.5%, and 31.8% in 1993, 1992, and 1991, respectively. The increase as a percentage of sales reflects the fact that reductions in sales, general and administrative spending have been more than offset by declines in net sales. This is partially due to the time delay in reducing certain fixed costs. In the future, sales, general and administrative costs should begin to return toward 1991 levels.

The Company employs a multi-level distribution system to market its products, consisting of direct sales, OEMs, systems integrators and value added resellers (VARs). The Company is committed to expanding its distribution channels for its new products by aggressively seeking strategic alliances with other industry leaders in the marketplace. In this connection, during the first quarter of 1994, the Company and Amdahl Corporation entered into a non-exclusive multi-year agreement whereby Amdahl Corporation will remarket the Company's Infinity SP under the Amdahl brand.

In each of the three years reported, the Company has taken actions to restructure its operations to levels consistent with the expected levels of future revenues. As discussed in Note F of Notes to Consolidated Financial Statements, 1993 operating expenses
include   restructuring  charges  of  $23,265,000   compared   to
$5,248,000 and $29,032,000 for 1992 and 1991, respectively.

In connection with the 1993 charges, during the second and fourth quarters management evaluated the latest financial projections of
the  business and based upon its evaluation concluded:  (i)   the
rate of decline in real-time equipment and service revenues had exceeded its previous estimates, (ii) the rate of worldwide sales growth anticipated in newer product lines remained significantly below projected levels, and (iii) overall business conditions in
Western Europe had continued to deteriorate during the year.   In
light of these conclusions, management initiated the following actions to restructure its operations to levels required to meet
expected  future business conditions including:  (i)   reductions
in  the workforce to levels consistent with planned future  sales
(ii) the closure or consolidation of marginally profitable field offices, and (iii) the reassessment of carrying values of certain long lived assets including property and equipment and goodwill. In June 1993, the Company reduced its workforce by approximately 10% with significant reductions made in manufacturing, customer services and international sales operations. In December 1993, plans were approved to further reduce the European workforce by
20%  and  U.S.  headcount by approximately 8%.   Because  of  the
reduced field sales and service workforce, actions were also taken to eliminate the resulting excess field office space by
closing  those offices which were considered underutilized.   Due
to the decline in traditional real-time product line profits, the Company re-evaluated its investment in the property and equipment employed to support future real-time product sales. As a result of the analysis, management wrote down the carrying value of certain of these assets by $5,700,000 during the year. Finally, as discussed below, during June 1993 the Company wrote off the remaining carrying value of the goodwill originally recorded in connection with the 1989 acquisition of the Computer Systems
Business.     Of   the   total   1993   restructuring    charges,
approximately  $12,000,000 reflects the write-off of  long  lived
assets,  resulting  in a non-cash charge to  the  business.   The
actions taken during 1993 are intended to reduce the Company's future annual operating costs by approximately $12,000,000. Management will continue to assess its cost structure and the carrying value of its assets in light of expected future
business.   While  there  are  no  existing  plans  to  take  any
additional actions, should future conditions necessitate it, management could approve additional plans to further reduce its cost base or recognize the additional impairment of certain long lived assets.

The 1992 restructure charge includes severance and outplacement costs associated with a 9% reduction in the workforce, the write-off of certain capitalized software assets relating to the on-going transition of the Company's UNIX-based product lines, and certain costs to be incurred related to the closure of certain sales and service offices. $1,250,000 of this charge reflects non-cash charges to operations and as a result of the 1992
restructuring,   annual  operating  expenses  were   reduced   by
approximately $6,000,000.

The 1991 restructuring charge included: (i) severance and outplacement costs associated with a 24% reduction in the workforce, (ii) the write-down of goodwill related to the acquisition of the Computer Systems Business, (iii) costs incurred during the scale back of operations in Marlborough, Massachusetts, (iv) the write-off of certain capitalized software assets relating to the transition of the Company's UNIX-based product lines, and (v) costs incurred related to a facilities consolidation program including certain Ft. Lauderdale, Florida properties. $14,000,000 of the 1991 restructuring expense involved non-cash charges to operations. As a result of the 1991 restructuring actions, the Company lowered annual operating expenses by approximately $15,000,000.

With regard to the write-off of goodwill, in 1989 the Company acquired the Computer Systems Business of Gould. In recording the acquisition, the Company recognized goodwill which represented the excess of acquisition cost over the fair value of assets acquired. During 1991 management determined the future earnings power associated with certain portions of the acquired Computer Systems Business had diminished. However, the customer service business which represented in excess of 45% of the acquired Computer Systems Business revenues, continued to yield gross margins in excess of those of its direct competitors. The analysis indicated this earnings premium could result in additional future profits over the next seven years. Furthermore, at that time in management's judgment, the infrastructure acquired by the Company was still largely intact and continued to provide the potential for higher earnings in other portions of the business. In conjunction with this review, management assessed the carrying value assigned to goodwill and determined the future earnings potential of the Computer Systems Business was now less than the current carrying value of goodwill. Accordingly, in the fourth quarter of 1991, the Company wrote down the carrying value of goodwill from $12,979,000 to $4,979,000 by charging operations. The carrying value of goodwill after the write-down was equivalent to the estimated remaining earnings premium associated with the Computer Systems Business. During 1992 the Company's customer service operations came under increasing competitive pressure and some customers began to decommission installed systems canceling service contracts with the Company. In light of the declining base of acquired customer service business, management increased the rate of amortization of goodwill so that by the end of 1994 any excess value associated with the Computer Systems Business customer service base would be fully amortized. However, the continued decline in the earnings base during 1993 resulted in the write-off of the remaining carrying value of goodwill ($2,628,000) by charging operations.

Interest expense decreased to $6,380,000 in 1993 from $7,425,000 in 1992 and $9,175,000 in 1991 due primarily to lower average debt in 1993 when compared to the prior years. During 1992 and 1991, Encore completed a series of refinancing agreements with Japan Energy, Gould and EFI as discussed in more detail below and in Notes G and J of the Notes to Consolidated Financial
Statements. As a result of the various refinancings, the Company's annual interest expense was reduced by approximately $12,000,000 through the conversion of debt with a face value of $140,000,000 into the Company's preferred stock.

Interest  income  decreased  in  1993  by  $129,000  to  $134,000 compared to $263,000 and $561,000 in 1992 and 1991, respectively due primarily to lower interest rates.

Other expense was $780,000 in 1993, a decrease of $1,297,000 from 1992's $2,077,000, due principally to lower foreign exchange losses. In 1991, other expense was $1,259,000.

Income taxes provided in 1993, 1992, and 1991 relate to taxes payable by foreign subsidiaries (see Note H of the Notes to Consolidated Financial Statements).


Liquidity and Capital Resources

Because of operating losses incurred for the three years ending December 31, 1993, the Company has been unable to generate cash from operating activities. In 1993, 1992, and 1991, the Company used cash in operating activities of $36,415,000, $15,307,000, and $8,817,000, respectively. During these years, losses incurred due to declining net sales were partially funded by reductions in current assets, principally accounts receivable. In 1993, 1992, and 1991 accounts receivable decreased by $11,857,000, $4,787,000, and $14,207,000, respectively. Further benefit of cash generated through the reduction in the Company's investment in accounts receivable is unlikely. During 1993 some of the benefit received from lower accounts receivable was offset as the Company used cash of $2,649,000 to increase its investment in new product inventories. The increase was due principally to acquisition of materials in the second half of 1993 to support forecasted deliveries of new products including the Infinity 90. Expenditures for property and equipment during 1993, 1992, and 1991 are $11,780,000, $10,119,000 and $17,025,000, respectively.
Expenditures for capitalized software during 1993, 1992, and 1991 are $2,142,000, $2,365,000, and $2,640,000, respectively. As of
December 31, 1993, there were no material commitments for capital expenditures.

Total cash used in operating and investing activities during 1993, 1992 and 1991 was $50,277,000, $27,441,000 and $27,280,000,
respectively.   These  cash outflows were principally  offset  by
cash   provided  through  financing  activities  of  $49,007,000,
$24,327,000,   and   $24,392,000  in  1993,   1992,   and   1991,
respectively.   As  discussed  below,  the  principal  source  of
financing has been through various agreements provided by Japan Energy and its wholly owned subsidiaries Gould and EFI (the "Japan Energy Group"). Most recently, on February 4, 1994, Gould exchanged $100,000,000 of indebtedness owed to it by the Company for Series E Convertible Preferred Stock ("Series E"). Also, on April 11, 1994, the Company and Gould agreed to amend and restate its existing revolving loan agreement with the Company to increase the amount available under the agreement to $50,000,000 and extend the maturity date of the agreement to April 16, 1996. The other terms and conditions of the agreement are essentially unchanged from those of the prior agreement except certain financial covenants contained in the agreement were modified to more closely reflect the Company's current financial position. The Company believes this credit agreement should be sufficient to meet the needs of the business through December 31, 1994.

Since 1990, the Company and the Japan Energy Group have entered into the following financing transactions:

On January 28, 1991, the Company exchanged Series B Convertible Preferred Stock ("Series B") and Series C Redeemable Preferred Stock ("Series C") for $60,000,000 of indebtedness owed to Gould and concurrently entered into a revolving loan agreement with Gould which, as amended, provided for borrowings of up to
$50,000,000. Terms of the Series B are discussed in detail in Note J of the Notes to Consolidated Financial Statements.

Effective March 31, 1992, the Company, Gould and Japan Energy completed an agreement whereby Gould converted the Company's existing revolving credit facility with a balance of $50,000,000 into a two year term loan and made available to Encore a new $10,000,000 revolving loan facility with a maturity date of March 31, 1993. Concurrently, Japan Energy through EFI agreed to refinance through its existing term an existing $80,000,000 subordinated loan the Company had with the Industrial Bank of Japan.

On September 10, 1992, Gould exchanged 100,000 shares of the Series C with a liquidation preference of $10,000,000 which it held for 100,000 shares of Series D Convertible Preferred Stock ("Series D") also with a liquidation preference of $10,000,000. In connection with the transaction, the Company released Gould from any liability associated with certain outstanding claims related to or arising from the sale by Gould of its Computer System Business to the Company in 1989. Concurrently, EFI exchanged $80,000,000 ($65.5 million net of debt discount) of indebtedness owed to EFI by the Company for 800,000 shares of the Series D with an aggregate liquidation preference of $80,000,000. Completion of the exchange of Series D for the EFI subordinated loan lowered the Company's interest expense by approximately $6,000,000 per year. Terms of the Series D are discussed in detail in Note J of the Notes to Consolidated Financial Statements.

On October 5, 1992, Gould agreed to increase the borrowing limit of the revolving loan agreement by $5,000,000 to $15,000,000 under essentially the same terms and conditions as the original agreement. However, as a result of fourth quarter operating losses, the Company exceeded the maximum amount available under the credit facility at December 31, 1992. Effective April 1, 1993, the Company and Gould agreed to: (i) increase the amount available under the revolving credit facility to $35,000,000 under essentially the same terms and conditions as the original agreement, (ii) extend the maturity date of the revolving credit facility to April 16, 1994, (iii) extend the maturity date of the Gould term loan to April 2, 1995 and (iv) waive the covenants contained in the revolving credit facility and the term loan through the end of the first quarter of 1994.

Because of operating losses incurred during 1993, the Company reported a capital deficiency throughout the year and exceeded the maximum borrowing limit of the revolving loan agreement during its third fiscal quarter. At December 31, 1993 the Company had borrowed $61,924,000 under the agreement. During the fourth quarter, the Company initiated discussions with Gould to significantly recapitalize the Company. As discussed above and in Note G of Notes to the Consolidated Financial Statements, on February 4, 1994, the Company and Gould agreed to exchange the existing $50,000,000 term loan and $50,000,000 of borrowings under the revolving loan agreement for Series E Convertible Preferred Stock. Terms of the Series E are discussed in detail in Note L of the Notes to Consolidated Financial Statements. On April 11, 1994, the terms of the revolving loan agreement were amended and restated to increase the amount available under the agreement to $50,000,000 and to extend the agreement's maturity date to April 16, 1996. All other terms and conditions of the agreement were essentially unchanged except certain financial covenants contained in the agreement were modified to more closely reflect the Company's current financial position.

The Company is dependent on the continued long-term financial support of the Japan Energy Group. Should the Japan Energy Group withdraw its financial support at any time prior to the time the Company returns to profitability by either: (i) enforcement of its rights under the terms of its revolving credit agreement in the event of possible future defaults by the Company related to covenants contained therein, (ii) failing to renew existing debt agreements as they expire, or (iii) failing to provide additional credit as needed, the Company anticipates it will not be able to secure financing from other sources. In such a case, the Company
will   suffer  a  severe  liquidity  crisis  and  it  will   have
difficulties settling its liabilities in the normal course of business.

The majority of the year end cash on hand of $3,751,000 was at various international subsidiaries. With minor exceptions, all cash is freely remittable to the United States.

On January 22, 1992, the Company's stock was excluded from further participation in the Nasdaq National Market system because it was unable to meet minimum capitalization requirements for continuation. Effective February 22, 1992, the Company's common stock began trading on the OTC electronic bulletin board. Upon completion of the $100,000,000 exchange of preferred stock for indebtedness on February 4, 1994, the Company met the minimum requirements for participation in the Nasdaq National Market system and was accepted into the system on March 18, 1994. The Company's common stock trades under the symbol ENCC.

ENCORE COMPUTER CORPORATION
Consolidated Statements of Operations
(in thousands except per share data)


                                                        Year Ended:
                                      December 31 ,  December 31,  December 31,
                                           1993           1992         1991
                                        -----------   ----------    --------
Net sales:
 Equipment                                 $ 43,622     $ 67,840     $ 81,272
 Service                                     49,910       63,053       72,030
                                             ------       ------       ------
    Total                                    93,532      130,893      153,302

Costs and expenses:
 Cost of equipment sales                     29,581      34,283        51,090
 Cost of service sales                       36,250      44,757        47,073
 Research and development                    23,331      22,333        30,543
 Sales, general and administrative           42,499      45,156        48,732
 Amortization of goodwill                       691       1,660         1,770
 Restructuring costs                         23,265       5,248        29,032
                                            -------      -------      -------
    Total                                   155,617      153,437      208,240
                                            -------      -------      -------
Operating loss                              (62,085)     (22,544)     (54,938)

 Interest expense, principally
   related parties                           (6,380)      (7,425)      (9,175)
 Interest income                                134          263          561
 Other expense, net                            (780)      (2,077)      (1,259)
                                             -------       ------      -------
Loss before income taxes                    (69,111)     (31,783)     (64,811)
Provision for income taxes (Note H)             454          739          577
                                            --------     --------    --------
Net loss                                  $ (69,565)   $ (32,522)    $(65,388)
                                          ==========   ==========   =========


Net loss per common share (Note A):
Net loss attributable to common
   shareholders                          $ (78,750)   $ (36,993)    $(68,107)
Loss per common share                    $   (2.01)   $   (0.98)     $ (1.87)
                                         ==========   ==========   =========
Weighted average shares
         of common stock                    39,273       37,899       36,466
                                         ==========   ==========   =========

The accompanying notes are an integral part of the consolidated financial statements.

ENCORE COMPUTER CORPORATION
Consolidated Balance Sheets
(in thousands except share data)




                                                    (Unaudited)
                                                      Pro Forma
                                                    December 31,   December 31,    December 31,
                                                       1993              1993        1992
                                                    ------------     ------------   -----------
ASSETS                                              (See Note L)
Current assets:
 Cash and cash equivalents  (Note A)              $     3,751       $    3,751     $    4,806
 Accounts receivable, less allowances of $2,150
  in 1993 and $2,441 in 1992                           16,555           16,555         28,822
 Inventories (Notes A and B)                           17,764           17,764         15,813
 Prepaid expenses and other current assets              3,047            3,047          1,515
           (Note C)                                ----------       ----------      ----------
   Total current assets                                41,117           41,117         50,956

Property and equipment, net (Notes A and D)            37,603           37,603         46,315
Goodwill, net (Note A)                                    --               --           3,319
Capitalized software, net (Notes A and E)               4,403            4,403          3,957
Other assets                                              947              947          1,139
                                                  -----------       ----------      ----------
   Total assets                                   $    84,070       $   84,070      $ 105,686

LIABILITIES AND SHAREHOLDERS' EQUITY/
  (CAPITAL DEFICIENCY)
Current liabilities:
 Current portion of long term debt - other        $       197       $      197      $     193
  (Note G)
 Accounts payable and accrued  liabilites              39,164           37,421         36,493
  (Notes F and G)
                                                  -----------       ----------      ----------
   Total current liabilities                           39,361           37,618         36,686

Long term debt - related parties (Note G)              11,924          111,924         65,200
Long term debt - other  (Note G)                          995              995          1,213
Other liabilities (Note G)                                 93               93          2,079
                                                  -----------       ----------       ----------
   Total liabilities                                   52,373          150,630        105,178
                                                  -----------       ----------     ----------
Commitments and contingencies (Note I)

Shareholders' equity (capital deficiency)
   (Note J and L) :
 Preferred stock, $.01 par value; authorized
 10,000,000 shares:
  Series A Convertible Participating Preferred,
   issued 73,641 shares in 1993 and 1992                    1                1              1
  6% Cumulative Series B Convertible Preferred,
   issued 591,625 in 1993 and 1992, respectively
   with an aggregate liquidation preference
   of $59,162,500 in 1993 and 1992, respectively            6                6              6
  6% Cumulative Series D Convertible Preferred,
   issued 905,283 shares in 1993 and 1992,
   respectively with an aggregate liquidation
   preference of $90,528,300                                9                9              9
  6% Cumulative Series E Convertible Preferred,
   issued 1,000,000 shares in 1994, with an
    aggregate liquidation preference
     of $100,000,000                                       10                -            -
Common stock, $.01 par value; authorized
 150,000,000 shares; issued 32,726,391 and
 31,232,215 in 1993 and 1992, respectively                327              327            312
Additional paid-in capital                            306,198          207,951        205,469
Accumulated deficit                                  (274,854)        (274,854)      (205,289)
                                                     -----------      --------       ---------
   Total shareholders' equity (capital deficiency)     31,697          (66,560)           508
                                                     -----------       --------    ---------
   Total liabilities and shareholders'
     equity (capital deficiency)                  $    84,070        $  84,070    $   105,686
                                                  ===========       ==========    ==========

 The accompanying notes are an integral part of the consolidated financial statements.

ENCORE COMPUTER CORPORATION
Consolidated Statements of Cash Flows
(in thousands)
                                                                 Year Ended:
                                                 December 31,    December 31,  December 31,
                                                       1993             1992          1991
                                                  ------------   ------------   ----------
Cash flows used in operating activities:
 Net Loss                                        $   (69,565)    $   (32,522)   $  (65,388)
 Adjustments to arrive at net cash used in
  operating activities:
  Depreciation and amortization                       12,320          16,092        18,371
  Write off of property and equipment                 10,543           1,004         1,508
  Write off of intangible assets                       2,628           1,248         9,271
  Loss on sale of fixed assets                            36             451           527
  Amortization of debt discount                            -           1,566         2,207
 Net changes in operating assets and liabilites
  Accounts receivable                                 11,857           4,787        14,207
  Inventories                                         (2,031)         (1,172)       11,170
  Other current assets                                (1,575)          1,613         1,157
  Other assets                                           176             144           610
  Accounts payable and accrued liabilities             1,182          (6,941)       (1,290)
  Other liabilities                                   (1,986)         (1,577)       (1,167)
                                                     -------         -------        ------
   Cash used in operating activities                 (36,415)        (15,307)       (8,817)
                                                     -------         -------        ------
Cash flows used in investing activities:
 Additions to property and equipment                 (11,780)        (10,119)      (17,025)
 Cash proceeds from sale of
  property and equipment                                  60             350         1,202
 Capitalization of software costs                     (2,142)         (2,365)       (2,640)
                                                   ----------    -----------     ---------
  Cash used in investing activities                  (13,862)        (12,134)      (18,463)
                                                    ---------    -----------     ---------
Cash flows from financing activities:
 Net borrowings (payments) under revolving loan
   agreements                                         46,724          23,930        23,224
 Principal payments of long term debt                   (214)           (631)         (515)
 Issuance of preferred stock                               -             -           250
 Issuance of common stock                              2,497           1,028         1,433
                                                  ----------    -----------      ---------
  Cash provided by  financing activities              49,007          24,327        24,392
                                                  ----------    -----------      ---------
Effect of exchange rate changes on cash                  215           1,843          850
                                                  ----------     ----------       --------
Decrease in cash and cash  equivalents                (1,055)         (1,271)       (2,038)
Cash and cash equivalents, beginning                   4,806           6,077         8,115
                                                  ----------    -----------       --------
Cash and cash  equivalents, ending                $    3,751    $      4,806    $    6,077
                                                  ==========    ============    ==========

The accompanying notes are an integral part of the consolidated financial statements.



ENCORE COMPUTER CORPORATION
Consolidated Statements of Cash Flows


Supplemental disclosure of cash flow information (in thousands):
                                                         1993         1992          1991
                                                  -----------        ------       ------
  Cash paid during the period for Interest         $    8,648     $   5,233      $  7,326
  Cash paid during the period for income taxes            912           365           655

Supplemental schedule of non-cash investing and financing activities:

  A. On January 28, 1991, the Company exchanged $60,000,000 of indebtedness, for among other things, preferred stock. Refer to Note G of Notes to Consolidated Financial Statements.

  B. On September 10, 1992, the Company exchanged indebtedness and redeemable preferred stock for, among other things, preferred stock. Refer to Note G of Notes to Consolidated Financial Statements.

  C. Accretion of the discount on Series C redeemable preferred stock for the years ended December 31, 1992 and 1991 was $721,000 and $746,000, respectively.

  D. Effective March 31, 1992, the Company's existing $50,000,000 revolving credit facility was converted to a term loan. Refer to Note G of Notes to Consolidated Financial Statements.

The accompanying notes are an integral part of the consolidated financial statements.


ENCORE COMPUTER CORPORATION
Condensed Statements of Shareholders' Equity (Capital Deficiency)
(in thousands except share data)


                                                                                                                        Share-
                                                                                                     Addi-               holders'
                                  -----------Preferred Stock----------                               tional   Accum-     Equity
                                Series A         Series B          Series D      --Common Stock--  Paid-in    ulated    Capital
                              Shares   Value   Shares   Value   Shares    Value     Shares   Value  Capital   Deficit   Deficiency
                              ------   -----   -------   -----   -------  -----  ----------  ----- --------  ---------  ----------
Balance December 31 1990      73,641    $ 1       -      $  -     -        $ -   28,337,799  $283  $83,402   $(107,379) $(23,693)

Common stock options
 exercised, $.81 to
 $2.31 per share                                                                    567,253     6      683                   689

Shares issued through the
 employee stock purchase
 plan, $.64 per share                                                             1,159,504    12      731                   743

Issuance of Series B
 Convertible Preferred
  Stock                                        525,000      6                                       45,506                45,512

Dividends issued to
 Preferred Stockholders
 in shares  of Series B                         27,194      -                                                              -

Net loss                                                                                                      ( 65,388)  (65,388)
                              ------   -----    ------    -----  -------   ----  ----------  ----  - -----   ---------   --------
Balance December 31, 1991     73,641   $ 1     552,194     $ 6     -       $ -   30,064,556   301  130,322    (172,767)  (42,137)

Common stock options
 exercised, $.63 to
 $1.63 per share                                                                    352,248     3      323                   326

Shares issued through
 employee stock purchase
 plan, $.86 per share                                                               815,411     8      694                   702

Dividends issued to
 Preferred Stockholders
 in shares of Series B                          39,431       -                                                                 -

Adjustment of estimated
 transaction costs relating
 to Gould 1991 capital
  transaction                                                                                          900                   900

Issuance of Series D
 Convertible Preferred
 Stock (Note G)                                                  900,000     9                      73,230                73,239

Dividend issued to
 Preferred Stockholders
 in shares of Series D                                             5,283     -                                                 -

Net loss                                                                                                     (32,522)    (32,522)
                              ------  ---     -------- -----   --------   ----   ---------    --   ------   --------     -------
Balance,
December 31, 1992             73,641   $ 1     591,625 $   6     905,283   $ 9   31,232,215   312  205,469  (205,289)        508

Common stock options
 exercised,  $.63 to
 $2.00 per share                                                                  1,016,597    10      955                    965

Shares issued through
 employee stock purchase
  plan $1.56 per share                                                              477,579     5      739       744

Extension of expiration
 date on outstanding grant
 of common stock options                                                                               788                   788

Net loss                                                                                                     (69,565)    (69,565)
                             ------    ---      ------  -----   -------    ----  ----------  ---- --------    -------   ---------
Balance,
December 31, 1993            73,641   $ 1      591,625    6     905,283    $ 9   32,726,391  $327 $207,951 $(274,854)   $(66,560)
                             ======   ====     =======  =====   =======   =====  ==========  ==== ======== ==========   =========

The accompanying notes are an intergral part of the consolidated financial statements.

Notes to Consolidated Financial Statements

A. Summary of Significant Accounting Policies

Principles of Consolidation
The  accompanying financial statements include  the  accounts  of
Encore  Computer  Corporation and its wholly  owned  subsidiaries
("Encore"   or   the   "Company").   All  material   intercompany
transactions have been eliminated.

Revenue Recognition
Revenue related to equipment and software sales is recognized upon shipment. Service revenue is recognized over the term of the related maintenance agreements. Revenue related to contract research under U. S. government contracts is recognized as reimbursable costs are incurred. Such reimbursable costs include engineering and development costs incurred, outside procurements related to contract performance, and general and administrative costs.

Cash and Cash Equivalents
Cash equivalents consist of highly liquid investments with maturities at the date of purchase of three months or less. The Company maintains its cash in bank deposit accounts which, at times, may exceed insured limits. The Company has not experienced any losses related to these accounts.

Inventories
Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method. Loaned equipment which consists primarily of finished computer systems that are loaned to customers for test and evaluation is classified as inventory only if the equipment is intended for resale and anticipated to be in service for a period of less than 12 months prior to sale. Loaned equipment in service for more than 12 months is presented as property and equipment.

Property and Equipment
Property and equipment is stated at cost. Property and equipment includes customer service inventory which consists principally of spare parts utilized to support repairs at customer installations and is generally not available for resale. Additions, renewals and improvements are capitalized, and repair and maintenance costs are expensed. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the results of operations. Depreciation is provided on a straight line basis over the estimated lives of the assets, generally three years for loaned equipment, five years for equipment and customer service inventory, ten years for furniture and fixtures, and 25 to 30 years for buildings. Leasehold improvements are amortized over their expected useful lives or the lease term, whichever is shorter.

Goodwill
Goodwill originated from the 1989 acquisition of the Computer Systems Business of Gould Electronics Inc. (the "Computer Systems Business") and represented the excess of the acquisition cost over the estimated fair value of the net assets acquired. From 1989 until 1991, goodwill was being amortized on a straight line basis over a 10 year period. However in 1991, based on the operating losses incurred since the acquisition of the Computer Systems Business, the Company determined goodwill had been permanently impaired. Accordingly, the Company reduced its carrying value from $12,979,000 to $4,979,000 resulting in a charge of $8,000,000. In 1992, due to continuing operating losses, the Company reduced the amortization period for the remaining carrying value of goodwill to December 31, 1994.
During   1993,  due  to  the  continued  inability   to   achieve
profitability, the remaining carrying value of goodwill of $2,628,000 was charged to operations.

At December 31, 1992, accumulated amortization amounted to $6,379,000. Amortization of goodwill is presented as a component of operating expense.

Capitalized Software
The Company capitalizes certain internal costs associated with software development after the development projects reach technological feasibility. Such costs as well as capitalized costs for purchased software, are amortized to cost of sales at the greater of straight line amortization over the expected commercial life of each product, or the proportion of the current period's product revenues to total expected product revenues. The amortization periods range from 3 to 5 years. Software development costs incurred prior to reaching the point of technological feasibility are considered research and development costs and are expensed as incurred.

Income Taxes
The  Company  adopted  Statement of Financial Accounting  Standards
(SFAS) No. 109, "Accounting for Income Taxes", effective January 1, 1993, which requires the use of the liability method of accounting for deferred income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The adoption of SFAS No. 109 had no cumulative effect on income for the year ended December 31, 1993.

Per Share Data
Per share data is calculated based upon the weighted average number of shares of common stock and common stock equivalents outstanding. In fiscal periods which report net losses, the calculation does not include the effect of common stock equivalents such as stock options since the effect on the amounts reported would be antidilutive. Series A Convertible Participating Preferred Stock has been considered common stock (on an assumed converted basis) for purposes of income (loss) per share calculations. The Series B Convertible Preferred Stock ("Series B") and Series D Convertible Preferred Stock ("Series D") have been determined to be common stock equivalents but are not included in the weighted average number of shares of common stock and equivalents because the effect would be antidilutive for the years presented.

During the year ended December 31, 1993, the Company reported a capital deficiency and as such under Delaware law was precluded from paying dividends. During 1993, the Company accumulated dividends of $3,630,000 and $5,554,700 on shares of its Series B and Series D, respectively. This increased the 1993 net loss attributable to common shareholders by $9,184,700. During the years ended December 31, 1992 and 1991, dividends were paid to holders of the Series B and the then outstanding Series C Redeemable Preferred Stock with shares of Series B. In computing the loss per share, these dividends increased the 1992 and 1991 loss as reported for the per share calculation by $3,943,100 and $2,719,400, respectively. Additionally, during the year ended December 31, 1992, dividends were paid to holders of the Series D with shares of Series D. In computing the loss per share, these dividends increased the 1992 loss as reported for the per share calculation by $528,300.

Foreign Currency Translation and Transactions
Management has determined that the functional currency of each of the Company's subsidiaries is the United States dollar. Consequently, assets and liabilities of foreign operations are translated into U.S. dollars at period end exchange rates, except that, inventory and property and equipment are translated at historical exchange rates. Income and expenses are translated at the average rates prevailing during the year, except that cost of sales and depreciation are translated at historical exchange rates. All gains and losses arising from changes in exchange rates are included in operating results in the period incurred.

The Company, at times, enters into forward exchange contracts to reduce the effect of foreign currency fluctuations on operations and the asset and liability positions of foreign subsidiaries. Resultant gains and losses on these contracts are included in operating results when the operating revenues and expenses are recognized and for assets and liabilities in the period in which the exchange rates change. At December 31, 1993 and December 31,1992, however, the Company had no forward exchange contracts. Foreign exchange losses amounted to $744,000, $1,576,000, and $732,000 in 1993, 1992, and 1991, respectively.

Warranties
The Company provides a standard product warranty for parts and labor which generally extends ninety days from the date of installation, but on certain contracts for up to one year. The estimated cost of providing such warranty on products sold is included in cost of sales at the time revenue is recognized.

Other
Certain reclassifications have been made to conform prior year data to current year presentation.

B. Inventories
Inventories consist of the following (in thousands):

                            December 31,     December 31,
                                   1993             1992
                            -----------      -----------
Purchased parts               $   4,660        $   2,139
Work in process                   9,618           11,913
Finished goods                    1,065              601
Loaned computer equipment
  and consignment inventory       2,421            1,160
                               --------         --------
                               $ 17,764        $  15,813
                               ========        =========

C. Prepaid Expense and Other Current Assets
Prepaid expense and other current assets consist of the following
(in thousands):
                              December 31,  December 31,
                                     1993          1992
                              -----------  ------------
Deferred customer sponsored
  engineering costs              $  1,187      $      -
Prepaid rent                          266           365
Prepaid expenses                    1,477           743
Other current assets                  117           407
                                 --------       -------
                                 $  3,047       $ 1,515
                                 ========       =======

D. Property and Equipment
Property and equipment consists of the following (in thousands):

                                   December 31,  December 31,
                                          1993          1992
                                  ------------   -----------
Land                              $      5,100    $    7,510
Buildings                               14,874        14,849
Equipment                               38,110        34,478
Customer service inventory              15,245        23,541
Furniture and fixtures                   3,503         4,082
Leasehold improvements                   1,872         2,100
Loaned equipment                         2,735         4,488
Construction in progress                   496         1,060
                                   -----------    -----------
                                        81,935         92,108
Less:  accumulated depreciation
  and amortization                     (44,332)       (45,793)
                                   ------------   -----------
                                 $      37,603    $    46,315
                                 =============    ===========

Depreciation  expense  in  1993,  1992  and  1991   amounted   to
$9,853,000, $12,297,000, and $13,683,000, respectively.

E. Capitalized Software
Capitalized software consists of the following (in thousands):

                                 December 31,    December 31,
                                        1993            1992
                                 -----------     -----------
Capitalized software                 $ 8,878         $ 6,735
Accumulated amortization              (4,475)         (2,778)
                                     --------        --------
                                     $ 4,403         $ 3,957
                                     =======         =======

Software costs capitalized in 1993, 1992, and 1991 amounted to $2,142,000, $2,365,000, and $2,640,000, respectively.
Amortization of capitalized software costs charged to expense amounted to $1,696,000, $2,043,000, and $2,870,000 in 1993, 1992,
and 1991, respectively. The Company wrote down the carrying value of several of its software products by $1,248,000 and $1,271,000 in 1992 and 1991, respectively as part of its transitioning of the UNIX-based product line (See Note F).

F. Accounts Payable and Accrued Liabilities;
Accounts payable and accrued liabilities consist of the following
(in thousands):
                                   December 31,     December 31,
                                          1993             1992
                                   -----------      ------------
Accounts payable                     $  10,805        $  10,476
Accrued salaries and benefits            5,357            6,290
Accrued restructuring costs             10,974            6,429
Accrued interest                           682            2,950
Accrued taxes                            3,545            2,083
Deferred income,
  principally maintenance contracts      1,563            1,306
Other accrued expenses                   4,495            6,959
                                     ---------        ----------
                                     $  37,421        $  36,493
                                     =========        =========

During 1993, 1992, and 1991, the Company recognized restructuring
expenses    of    $23,265,000   $5,248,000,   and    $29,032,000,
respectively.

In 1993, restructuring expenses related to: (i) the recognition of the permanent impairment in value of certain long lived assets
including   fixed  assets  and  goodwill,  (ii)   severance   and
outplacement costs associated with a 12% reduction in  workforce,
(iii) the accrual of costs to be incurred for field offices which have been or will be abandoned due to the reduced sales and
service   workforce.   The  1993  charge  includes  approximately
$12,000,000 of non-cash charges related to the write down of  the
carrying  value  of assets deemed permanently  impaired.   It  is
expected  a  significant  portion of the   accrued  restructuring
costs at December 31, 1993 will be paid during the first half of 1994.

In 1992, the Company recognized restructuring costs relating to severance and outplacement costs associated with a reduction in workforce as well as the write-off of capitalized software and certain other assets as part of the Company's continued transition of its product line. Restructuring charges in 1991 relate to severance and outplacement costs associated with a reduction in workforce, the reduction in the carrying value of goodwill, costs associated with the consolidation of operations at the Marlborough, Massachusetts facility as well as other excess facilities, and the write-off of certain capitalized software products due to the transitioning of UNIX-based product lines. Of the total 1992 and 1991 charges, approximately $1,250,000 and $14,000,000, respectively were non-cash charges to operations.

G.  Debt
Debt consists of the following (in thousands):

                                    Unaudited
                                  (See Note L)
                                   Pro Forma
                                   December 31,   December 31,  December 31,
                                          1993           1993          1992
                                  ------------    -----------   -----------
Debt to unrelated parties:
Mortgages payable and capital
  lease obligations               $     1,192    $     1,192    $     1,406
Less:
  Current portion                         197            197            193
                                  -----------    -----------   ------------
  Total long term debt to
   unrelated parties              $       995    $       995    $     1,213
                                  ===========    ===========    ===========
Debt to related parties:
  Revolving loan agreements
with Gould Electronics Inc.       $    11,924    $    61,924   $     15,200
  Term Loan with Gould
   Electronics Inc.                         -         50,000         50,000
                                  -----------    -----------   ------------
  Total debt to related parties        11,924        111,924         65,200
  Less:
     Current portion of debt                -             -              -
                                   ----------    -----------   ------------
    Total long term debt to
      related parties              $   11,924    $   111,924    $    65,200
                                   ==========    ===========    ===========


Related Party Transactions
The Company, Japan Energy Corporation ("Japan Energy"; formerly Nikko Kyodo Co., Ltd.) and its subsidiaries Gould Electronics Inc. (formerly Gould Inc.; "Gould") and EFI International Limited ("EFI") are related parties due to the significant financial interests of Gould and EFI in the Company. As of December 31, 1993, assuming full conversion of their holdings in the Company's preferred stock, Gould and EFI beneficially owned 34.4% and 27.6%, respectively of the Company's common stock. As discussed in more detail in Note L of the Notes to Consolidated Financial Statements, on February 4, 1994, the Company and Gould completed an exchange of indebtedness for preferred stock. Upon completion of the transaction assuming full conversion of their holdings, Gould and EFI beneficially owned 50.2% and 20.9%, respectively. As described below, during 1993 and 1992, the Company had various debt agreements with both Gould and EFI.

Total  interest expense on indebtedness to Gould for  1993,  1992 and 1991 was $6,082,000, $3,040,000 and $1,299,000, respectively.
Interest expense on then outstanding indebtedness to EFI during 1992 was $1,726,000.

In addition to the loans described above, amounts due to Gould at December 31, 1993 and 1992, included accrued interest of $677,000 and $2,822,000, respectively.

Revolving Loan Agreements
Since 1989, Gould has provided the Company with its revolving credit facility. Effective March 31, 1992, Gould converted the then existing revolving loan agreement with an outstanding balance of $50,000,000 to a term loan ("Term Loan") with a maturity date of March 31, 1994. Concurrently, Gould made available to the Company a new $10,000,000 revolving loan facility with a maturity date of March 31, 1993. Borrowings under the revolving loan agreement were collateralized by substantially all of Encore's tangible and intangible assets and the agreement contains various covenants including maintenance of cash flow, leverage and tangible net worth ratios and limitations on capital expenditures, dividend payments and additional indebtedness. In connection with the conversion, compliance with financial covenants contained in the revolving loan agreement was waived through the loan's maturity.

As a result of operating losses incurred during 1992, Company borrowings exceeded the maximum allowed under the loan agreement. Accordingly, the Company initiated discussions with Gould to increase the amount available under the revolving credit facility. On October 5, 1992, Gould agreed to increase the borrowing limit by $5,000,000 to $15,000,000 under essentially the same terms and conditions as the original agreement. On April 12, 1993, the Company and Gould agreed to further increase the amount available under the revolving credit facility to $35,000,000 effective April 1, 1993 and to extend its maturity until April 16, 1994, under essentially the same terms and conditions as the original agreement. Additionally, Gould provided the Company with waivers of compliance with the covenants contained in the agreement through the end of the first fiscal quarter of 1994. In light of the 1993 refinancing, the revolving credit facility was classified as a long-term obligation at December 31, 1992.

Due to the operating losses incurred during 1993, as of the end of its third fiscal quarter the Company had exceeded the $35,000,000 maximum borrowing amount of its revolving line of credit by $14,415,000. Gould allowed the Company to borrow funds in excess of the agreement's maximum limit to fund its daily operations. At December 31, 1993 borrowings under the agreement were $61,924,000. Interest is equal to the prime rate plus 1% (7.0% at December 31, 1993) and is payable monthly in arrears.

As discussed in more detail in Note L, on February 4, 1994, the Company and Gould agreed to exchange $100,000,000 of indebtedness owed  to  Gould by the Company for Series E convertible preferred stock with a liquidation preference of $100,000,000.  $50,000,000 of the debt exchanged was indebtedness under the revolving credit agreement. Upon completion of the exchange, borrowings under the revolving loan agreement on February 4, 1994 were $19,134,000 or $15,866,000 below the maximum borrowing limit of the credit
facility.   Further,  on  April 11, 1994, the  Company  and  Gould
agreed to increase the amount available under the revolving credit facility to $50,000,000 and to extend its maturity date to April 16, 1996. All other terms and conditions of the revolving loan agreement were essentially unchanged except for certain financial covenants contained in the agreement which were modified to more closely reflect the Company's current financial position. Because of the 1994 refinancing, the revolving credit facility was classified as a long-term obligation at December 31, 1993.

Until the Company returns to a state of continued profitability it is unlikely that it will be able to secure additional funding from unrelated parties or be able to generate the levels of cash through operations necessary to meet the on-going needs of the business. Accordingly, the Company is and will remain dependent on the continued financial support of Japan Energy and Gould. Should the Company be unsuccessful in securing additional future financing from Gould or Japan Energy as it is required, it is likely that the Company will have difficulty settling its liabilities on a timely basis.

Term Loan
The Term Loan due to Gould provided for interest at a rate equal to the prime lending rate plus 1% (7.0% at December 31, 1993). The terms and conditions of the loan were similar to those of the revolving loan agreement described above. The loan is collateralized by substantially all of Encore's tangible and intangible assets and contains various covenants, including maintenance of cash flow, leverage, and tangible net worth ratios and limitations on capital expenditures, dividend payments and additional indebtedness. On April 12, 1993, the Company and Gould agreed to extend the maturity date of the loan to April 2, 1995. Additionally, Gould agreed to provide the Company with waivers of compliance with the covenants contained in the agreement through the end of the first fiscal quarter of 1994.

As discussed in more detail in Note L, on February 4, 1994, the Company and Gould cancelled the indebtedness owed by the Company to Gould under the Term Loan agreement in exchange for Series E convertible preferred stock. In light of the 1994 recapitalization and refinancing, the Term Loan was classified as a long-term obligation at December 31, 1993.

1992 Exchange of Indebtedness and Redeemable Preferred Stock  for
Preferred Stock
On September 10, 1992, Encore and EFI entered into an agreement whereby EFI exchanged $80,000,000 ($65,451,000 net of debt discount) of indebtedness owed to EFI under the then existing subordinated loan agreement for 800,000 shares of the Company's Convertible Preferred Series D Stock ("Series D") with an aggregate liquidation preference of $80,000,000. In addition, Gould exchanged all of its outstanding 100,000 shares of Series C Redeemable Preferred Stock ("Series C") with a liquidation preference of $10,000,000 for 100,000 shares of the Series D also with a liquidation preference of $10,000,000. The Company had originally issued the 100,000 shares of Series C as part of a 1991 exchange of indebtedness for preferred stock. The Series C was redeemable at its liquidation preference plus accumulated dividends on January 28, 1996 and entitled to 6% cumulative annual dividends, payable quarterly. The Series C was recorded at its fair value at the date of issuance and the difference between the fair value and the redemption amount was recorded as a deferred credit in "Other Liabilities". The carrying amount of the Series C was increased by periodic accretions using the interest method so that the carrying amount would equal the mandatory redemption amount at the redemption date. Accretion recognized for year ended December 31, 1992 was $721,000.

In connection with this transaction, the Company released Gould from any liability associated with certain outstanding claims related to or arising from the 1989 sale by Gould of its Computer Systems Business to the Company, including: (i) reimbursement to the Company of certain foreign income tax payments made by the Company on Gould's behalf and (ii) release of any liability arising from certain potential environmental clean-up matters associated with former Gould facilities acquired by the Company. The scope of the clean-up matters has been reviewed by an independent environmental engineering firm and, in their opinion, present no significant liability to the Company.

Because of the related party nature of this transaction, the difference between the carrying amount of the indebtedness exchanged and the fair value of the securities issued, other considerations granted and accrued professional fees associated with the transaction, the amount of $73,230,000 was credited to additional paid-in capital as follows (in thousands):

  Total   indebtedness   exchanged  (net  of
   unamortized debt discount)                           $ 65,451

  Total Series C exchanged at redemption
   value (equivalent to carrying value
    plus deferred credit)                                 10,000

  Estimated  value  of  claims  against  Gould
   forgiven by the Company                                (1,120)

  Estimated transaction costs                               (500)

  Write-off   of   debt  issue  costs  related  to
   indebtedness exchanged                                   (592)
  Par value of Series D exchanged                             (9)
                                                         --------
  Addition to paid-in capital                           $ 73,230
                                                        ========


H. Income Taxes
As discussed in Note A the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes", effective January 1, 1993. The Company has recorded a provision of $454,000, $739,000 and $577,000 for the years ended 1993, 1992 and 1991 respectively. The provision relates to the profitable operations of foreign subsidiaries.

Income tax benefits have not been recorded since the Company has fully reserved the tax benefit of temporary differences, operating losses, capital losses and tax credit carryforwards due to the fact that the likelihood of realization of the tax benefits cannot be established.

The significant components of the deferred tax account as of December 31, 1993 were as follows (in thousands):

Deferred tax assets:
Net Operating Losses             $ 57,775
Research & ExperimentaL Credits     1,750
Capital Losses                      3,622
Inventory Reserves                  3,535
Accrued Vacation                      847
Various Reserves/Other              1,266
Accrued Restructuring               2,372
                                 --------
                                   71,167
Valuation Allowance                69,924
                                   ------
                                    1,243
Deferred tax liabilities:
Capitalized Software               (1,243)
                                ----------
  Net                           $       -
                                =========

For income tax purposes the Company had a change in ownership, as defined by Internal Revenue Code Section 382, in connection with the Gould debt exchange on January 28, 1991. The change in ownership resulted in an annual limitation of approximately $2,000,000 on the amount of net operating losses incurred prior to January 28, 1991 that can be utilized to offset the Company's future taxable income.

At December 31, 1993, the Company has available approximately $30,000,000 of pre change net operating losses which are allowable after application of the Section 382 limitation, as well as post change net operating losses of $132,767,000. These net operating losses expire in the years 2005 through 2008. The Company also has a net capital loss carryforward of $12,937,000 related to the Gould debt exchange on January 28, 1991, which expires in 1996.

I.  Commitments and Contingencies

Contract Research
The Company has performed services under U.S. Government contracts to develop and deliver prototype multiprocessor systems and a workstation which utilize parallel processing architecture. The contracts, issued by the Department of Navy and the Department of the Army for the Defense Advanced Research Project Agency ("DARPA"), included fixed price and cost plus fixed fee elements. While the Company retains certain commercial rights to the technology developed under the contract, the government has been granted rights to technical data developed.

In 1991, the Company assigned to Worcester Polytechnic Institute ("WPI") all proposals and advance agreements proposed by the
Company to DARPA related to certain potential project awards. Additionally, the Company agreed to subcontract to WPI completion of certain other contracts previously awarded to the Company by DARPA. The Government has reimbursed the Company for pre-award costs incurred in connection with the assigned proposals. WPI will make available to the Company any technological developments which may result from any of the assigned projects. While the novations and/or subcontract agreements are subject to the approval of the affected U.S. government agencies, the Company does not believe this transaction will have an adverse effect on the Company's future financial performance.

There  were no contract research revenues in 1993.  In  1992  and
1991,   contract  research  revenues  amounted  to  $42,000   and
$2,719,000, respectively.

Leases
The Company leases office, research facilities, sales offices and equipment under operating leases. Certain land and building leases have renewal options generally for periods ranging from one to five years. Rental expenses, net of sublease income, were approximately $4,127,000, $5,768,000 and, $7,923,000 for the years ended 1993, 1992, and 1991, respectively. Future minimum lease payments under capital lease obligations and minimum rental payments under operating leases for the next five years are approximately as follows (in thousands):

                                 Capital Operating
Year                              Leases    Leases
1994                             $    62     4,180
1995                                  42     2,453
1996                                   -     1,548
1997                                   -       951
1998                                   -       792
                                 -------   -------
Total Minimum Lease Payments         104   $ 9,924
                                           =======
Less:  Amounts representing
        interest                       7
                                 -------
Present value of net minimum
  lease payments                  $   97
                                  ======

Future   minimum  rental  income  under  noncancelable  subleases
extending through 1998 amounts to $888,000.

Litigation
There are no material pending legal proceedings, other than ordinary routine litigation incidental to the business, to which the Company or any of its subsidiaries are party to or of which any of their property is the subject. The unfavorable settlement of any existing matter would not have an adverse impact on the financial results of the Company.

Employer's Postemployment Benefits
The Company has provided employee's with certain Company-paid postemployment benefits including salary continuation and job counseling services. The Company recognizes such costs on a terminal accrual basis recognizing the estimated cost of postemployment benefits at the date of the event giving rise to the liability to pay those benefits.

Concentrations of Credit Risk
Financial instruments which subject the Company to concentrations of credit risk are limited to trade receivables. The Company grants credit terms in the normal course of business to its customers which are consistent with industry practices.
Generally, the Company's customers are United States government agencies or substantial international corporations often included among the Fortune 500. Additionally, as part of its ongoing control procedures, the Company monitors the credit worthiness of its major customers and establishes individual customer credit limits accordingly. Bad debts realized by the Company have historically not been excessive and doubtful accounts are adequately reserved when identified. Because of these facts, the concentration of credit risk in trade receivables is not considered to be material.

Intellectual Property License
As part of the 1991 exchange of preferred stock for indebtedness described in Note G, the Company and Gould entered into an intellectual property licensing agreement whereby the Company has agreed to license substantially all of its intellectual property to Gould under certain conditions. The intellectual property license is royalty free and, provided that the Company achieved certain revenue levels, would not have allowed Gould to use the intellectual property until January, 1994. The Company has the option to extend its exclusivity period for up to five additional
years  by  making certain cash payments to Gould.   However,  the
period will be automatically extended if certain operating income levels are achieved by the Company. The intellectual property license can be terminated by the Company if all Gould borrowings are repaid and (i) the Series B and Series D are converted into common stock or (ii) the Series B and the Series D are redeemed or (iii) the Company pays Gould the fair value of the license. The Company has not achieved the net revenue or operating income levels necessary under the agreement to maintain its exclusive right to the use of the intellectual property. However, as part of the refinancing discussed in Note L, Gould has agreed to extend the Encore exclusivity period through December 31, 1994. Should the Company be unable to negotiate further extensions to its exclusivity period, Encore will lose its exclusive right to use the intellectual property and Gould may at its option begin to exercise its rights under the agreement. Such action by Gould could have a material adverse effect on the Company's business.

J.  Capital Stock

Series A Convertible Participating Preferred Stock
Certain of the Company's operations relate to classified U.S. Government contracts. Accordingly, the government expressed concern regarding the extent of Gould's ownership of the Company's common stock, since Gould, the Company's largest shareholder, is owned and controlled by Japan Energy, a foreign corporation. In this connection, the Company has issued to Gould 73,641 shares of Series A Convertible Participating Preferred Stock ("Series A") in lieu of common stock. The Company has agreed to reserve 7,364,100 shares of common stock for issuance to Gould upon exercise of the conversion option.

The holder of Series A and the Company each have the option at any time, with 30 days prior notice, to convert or require to be converted, all or any portion of the Series A preferred shares to common at a ratio of 1 to 100. Dividend rights are equal to those of the common shares (on an assumed converted basis); however, there are significant restrictions on the voting rights of the Series A. The Series A is entitled to elect two members of the Board of Directors but is not entitled to participate in the election of other members of the Board. Based upon the characteristics and rights of the Series A, the Company has deemed these shares to be common stock (on an assumed converted basis) for purposes of loss per share calculations for the fiscal periods presented herein.

Cumulative Series B Convertible Preferred Stock
The Cumulative Series B Convertible Preferred ("Series B") has a 6% cumulative annual dividend payable quarterly, which the Company can accumulate or pay in additional shares of Series B
(valued at its liquidation preference) until the Company's shareholders' equity exceeds $50,000,000. The Series B is convertible into the Company's common stock at $3.25 per share at the holder's option at any time and at the Company's option upon satisfaction of certain conditions. The shares are non-voting, except for the right to elect one director of the Company upon certain dividend payment defaults, the right to elect a majority of the directors of the Company if certain operating income levels are not achieved by the Company and the right to approve actions adversely affecting the Series B. The Series B may be redeemed by the Company at any time for cash equal to the liquidation preference plus accumulated dividends. The Company has reserved shares of common stock sufficient for issuance upon conversion of the Series B and additional shares of Series B which may be issued as a dividend. As of December 31, 1993, the number of common shares reserved for this purpose amounts to 19,320,769.

During 1993, the Company reported a capital deficiency and under Delaware law was precluded from issuing dividends. Accordingly, the Company accumulated dividends during 1993 of $3,630,000. During 1992 the Company paid dividends of $3,943,100 in additional shares of Series B. A quarterly dividend on the Series B of $941,800 is payable on January 15, 1994. The Company has elected to accumulate this dividend. As discussed in more detail in Note L of the Notes to Consolidated Financial Statements, upon completion to the exchange of preferred stock for indebtedness, the Company eliminated its capital deficiency and paid all accumulated dividends in shares of Series B.

Cumulative Series D Convertible Preferred Stock
The Series D has a liquidation preference of $100 per share and carries a 6% cumulative annual dividend which the Company can elect to accumulate or pay currently. The Company may: (i) pay the dividend in cash or additional shares of Series D valued at its liquidation preference until shareholders' equity exceeds $50,000,000, or (ii) pay the dividend in cash when shareholders' equity exceeds $50,000,000. The Series D is convertible, at the holder's option, into the Company's common stock at $3.25 per share only (a) if the shareholder is a United States citizen or a corporation or other entity owned in the majority by United States citizens or (b) in connection with an underwritten public offering. The stock is convertible, at the Company's option, if the price of the common stock exceeds $3.90 per share for twenty consecutive days and (a) a buyer is contractually committed to purchase for at least $3.90 per share at least 50% of the shares into which all outstanding Series D would be converted or (b) a buyer is contractually committed to purchase for at least $3.50 per share at least 75% of the shares into which all outstanding Series D would be converted. The shares are non-voting, except for the right to approve actions adversely affecting the Series
D. The Company has reserved shares of common stock sufficient for issuance upon conversion of the Series D and additional shares of Series D which may be used for future stock dividends. As of December 31, 1993, the number of shares reserved for this purpose was 29,564,000.

During 1993, the Company reported a capital deficiency and under Delaware law was precluded from issuing dividends. Accordingly, the Company accumulated dividends during 1993 of $5,554,700. Dividends of $528,300 were paid on the Series D for the year ended December 31, 1992. A quarterly dividend on the Series D of $1,441,200 is payable on January 15, 1994. The Company has elected to accumulate this dividend. As discussed in more detail in Note L of the Notes to Consolidated Financial Statements, upon completion of the exchange of preferred stock for indebtedness, the Company eliminated its capital deficiency and paid all accumulated dividends in shares of Series D.

Impact of Foreign Ownership
In connection with both the 1994 exchange of indebtedness for preferred stock discussed in Note L of the Notes to Consolidated Financial Statements and the 1993 and 1992 exchanges of indebtedness for preferred stock discussed in Note G of the Notes to Consolidated Financial Statements, the United States Defense Investigative Service ("DIS") has indicated that it has no objection to the relationships under the United States government requirements relating to foreign ownership, control or influence between Japan Energy Corporation (a Japanese corporation) and its wholly owned subsidiaries (EFI and Gould) and the Company.

Shareholders' Agreement
In conjunction with the 1994 exchange of Series E for indebtedness discussed in Note L of the Notes to Consolidated Financial Statements and the 1992 exchange of Series D for Series C and indebtedness discussed in Note G, the Company, Kenneth G. Fisher, the Company's Chairman, and Gould amended and restated an existing stockholders agreement. The agreement provides that as long as any shares of Series A are outstanding, Gould, in all elections of directors, will vote all of its common stock pro rata in accordance with the votes of the other shareholders of the Company. In addition, so long as the revolving credit facility with Gould is in effect, should Gould request it, Mr. Fisher has agreed to vote his common shares in favor of expanding the Board of Directors and electing an additional Gould representative to the Board.

Adjustment of Accrued Transaction Costs
In 1991, the Company exchanged preferred stock for indebtedness owed to Gould. In recording the exchange, the Company accrued estimated transaction costs of $1,812,000 to be incurred as part of the exchange. Actual costs incurred in connection with the exchange were less than those initially estimated and accrued. Accordingly, during 1992, the Company reduced the remaining accrued liability by $900,000 and increased additional paid-in capital.

Stock Option and Stock Purchase Plans
The Company has had two stock option plans, the 1983 Incentive Stock Option Plan (which expired in 1993) and the 1985 Non-Qualified Stock Option Plan. Under the terms of the plans a total of 12,000,000 shares of the Company's common stock were reserved for issuance to officers, directors and employees. On September 9, 1993, the shareholders voted to increase the number of shares reserved for issuance under the plan by 12,000,000 to a total of 24,000,000 shares.

Stock option activity for the 1983 Incentive Stock Option Plan is as follows:

                                        Shares Under Option
                                         Shares       Price
Outstanding at December 31, 1990        176,380       $1.13
Fiscal 1991:
 Canceled                               (87,500)      $1.13
                                        --------      -----
Outstanding at December 31, 1991         88,880       $1.13
Fiscal 1992:
 No activity                                 -        $1.13
                                        --------      -----
Outstanding at December 31, 1992         88,880       $1.13
Fiscal 1993:
 Exercised                              (88,880)      $1.13
                                        --------      -----
Outstanding at December 31, 1993              0
                                        ========

Options granted under the Incentive Stock Option Plan were granted at exercise prices at least equal to the then current fair market value of the Company's common stock, and were immediately exercisable. Shares issued upon exercise of such options are subject to the Company's repurchase rights which expire ratably over three to five year periods from the date of grant, or automatically upon death or disability. Shares subject to such repurchase rights at the time of termination of employment may be purchased by the Company at the optionee's exercise price.

At December 31, 1993, there were no incentive stock options outstanding under the plan.


Stock  Option  activity for the 1985 Non-Qualified  Stock  Option
Plan ("the 1985 Plan") is as follows:

                                         Shares Under Option
                                         Shares         Price
Outstanding at December 31, 1990      6,962,427    $0.63 to $3.13
Fiscal 1991:
 Granted                              4,068,366    $0.69 to $1.88
 Exercised                             (567,253)   $0.81 to $2.31
 Canceled                            (5,230,717)   $0.63 to $3.13
                                     -----------   --------------
Outstanding at December 31, 1991      5,232,823    $0.63 to $3.13

Fiscal 1992:
 Granted                              6,181,530    $0.94 to $1.00
 Exercised                             (352,248)   $0.63 to $1.63
 Canceled                              (227,122)   $0.63 to $3.13
                                     -----------   --------------
Outstanding at December 31, 1992     10,834,983    $0.63 to $2.31

Fiscal 1993:
 Granted                                592,500    $1.50 to $4.00
 Exercised                             (927,717)   $0.63 to $2.00
 Canceled                              (473,437)   $0.63 to $2.31
                                     -----------   --------------
Outstanding at December 31, 1993     10,026,329    $0.63 to $4.00
                                     ==========    ==============


Exercise rights for options granted under the 1985 Plan vest over varying periods up to four years and options to purchase 6,138,280 shares were exercisable at December 31, 1993. Options granted under the 1985 Plan may be granted at an exercise price of not less than 50% of the current fair market value of the common stock. All options granted to date have been at the then current fair market value.

During 1993, options granted in 1986 to Mr. Morley, an officer of the Company, were scheduled to expire if not exercised. However, at the time the options were scheduled to expire the Company's policy on insider trading effectively prevented Mr. Morley from exercising the options. Accordingly, the Board of Directors approved an extension of the expiration date until the options could be exercised and the underlying shares sold in accordance with Company policy, which is expected to occur during 1994. The extension has been treated as a cancellation of the old options and a grant of new options in the same amount at the same exercise price. A non-cash non-recurring charge of $788,000 was incurred in connection with the extension of the expiration date of such stock options.

On January 31, 1991, the Board of Directors approved a program that permitted holders of certain stock options exercisable for shares of common stock, including the options granted during 1990 at a price of $2.00 per share, to exchange said options for new options (the "Exchange"). Under the terms of the Exchange, an individual was permitted to surrender his original option in exchange for a new option to purchase a number of shares equal to 80% of the number of shares subject to the original option at a new exercise price of $0.81 per share, such exercise price being equal to the closing price per share of the Company's common stock as reported on the National Market System of Nasdaq on February 1, 1991. The effective date of any new options granted pursuant to the Exchange was February 1, 1991; however, new options could not be exercised until June 1, 1991. Except as described above, the terms of the new options were substantially the same as those of the surrendered options. The amount of shares eligible for reissue under the exchange program was 5,306,340 of which 4,101,707 were canceled in exchange for new, repriced grants.

In 1990, the shareholders approved the Employee Stock Purchase Plan and reserved 4,000,000 shares for issuance pursuant to rights granted under the Plan. On September 9, 1993, the shareholders voted to increase the number of shares reserved for issuance under the plan from 4,000,000 to 8,000,000. Substantially all employees are eligible to participate in the Employee Stock Purchase Plan. The purchase price per share of common stock in any offering under the Plan is the lower of (i) 85% of the closing price per share of common stock on the commencement of the offering or (ii) 85% of the closing price of a share of common stock on the termination of the offering. Each offering is for a period of approximately six months. Under the Plan, the Company issued 477,579 shares at a weighted average price of $1.56 in 1993, 815,411 shares at a weighted average price per share of $.86 in 1992 and 1,159,504 shares at a weighted average price of $0.64 per share in 1991.

K. Segment Information
The Company operates in a single industry segment which includes developing, manufacturing, marketing, installing and servicing business information processing systems, principally in the United States, Europe, the Far East, and Canada. In 1993, 1992, and 1991, no single customer accounted for as much as 10% of revenues. During 1993, 1992 and 1991 approximately 37%, 29%, and 33%, respectively, of its revenues were directly or indirectly derived from U.S. Government agencies.

The Company maintains operations in Europe and Canada principally through consolidated subsidiaries. Far East operations are through joint ventures in Japan, Hong Kong and Malaysia and distributors throughout the remainder of the region. Information about the Company's operations for 1993, 1992, and 1991 is presented below (in thousands). Inter-geographic net sales, operating income and assets have been eliminated to arrive at the consolidated amounts.



                Net Sales to     Inter-                                Identi-
                  Unrelated    Geographic     Total    Operating        fiable
                   Entities    Net Sales    Net Sales  Income (loss)    Assets
1993:
United States     $   56,553    $  11,664     $ 68,217   $ (55,443)   $67,928
Europe                34,769            -       34,769      (7,554)    16,409
Other                  2,210            -        2,210        (724)       686
                    --------     -------       -------     -------    -------
Geographic Total      93,532       11,664      105,196     (63,721)     85,023
Inter-Geographic           -      (11,664)     (11,664)      1,636       (953)
                 ------------   ---------     --------   ---------    --------
Total            $     93,532   $       -     $ 93,532   $ (62,085)   $84,070
                 ============   =========     ========   ==========   =======

1992:
United States    $     69,925   $  24,232     $ 94,157   $ (19,658)   $84,931
Europe                 58,311           -       58,311      (4,316)    23,186
Other                   2,657         728        3,385       ( 527)       918
                      ------       ------      -------     --------   -------
Geographic Total      130,893      24,960      155,853     (24,501)   109,035
Inter-Geographic           -      (24,960)     (24,960)      1,957     (3,349)
                 ------------   ---------     --------   ---------   --------
Total            $    130,893   $       -     $130,893   $ (22,544)  $105,686
                 ============   =========     ========   ==========  ========

1991:
United States    $     86,984   $  27,204     $114,188   $ (56,605)  $  90,125
Europe                 61,291           -       61,291       1,039     35,053
Other                   5,027         435        5,462        (899)     1,959
                      -------      ------      -------     -------    -------
Geographic Total      153,302      27,639      180,941     (56,465)   127,137
Inter-Geographic            -     (27,639)     (27,639)      1,527     (5,951)
                 ------------   ---------     --------   ---------  ----------
Total            $    153,302   $      -      $153,302  $  (54,938) $ 121,186
                 ============   =========     ========  ==========  =========


Inter-geographic net sales are recorded principally at 60% of list price. Identifiable assets are all assets, including corporate assets, identified with operations in each region.


L.  Subsequent Events
On February 4, 1994, Gould exchanged its term loan and a portion of its revolving credit loan totaling $100,000,000 for 1,000,000 shares of the Company's Series E Convertible Preferred Stock ("Series E") with a liquidation preference of $100,000,000 (See Note G).

The principal terms of the Series E are:

(i) The Series E is senior in liquidation priority to all other classes of the Company's preferred and common stock.

(ii) 6% cumulative annual dividend which the Company can elect to (a) pay in additional shares of Series E valued at its liquidation preference until shareholders' equity exceeds $50,000,000 or (b) accumulate and pay in cash when shareholders' equity exceeds $50,000,000.

(iii)  a liquidation preference of $100 per share.

(iv) convertible, at the holder's option, into the Company's common stock at the liquidation preference divided by $3.25 per share (subject to potential adjustments for splits, etc.) only
(a) if the shareholder is a United States citizen or corporation or other entity owned in the majority by United States citizens or (b) in connection with an underwritten public offering.

(v) convertible, at the Company's option in accordance with the conversion methodology described in (iv) above if the price of the common stock exceeds $3.90 per share for twenty consecutive days and (a) a buyer is contractually committed to purchase for at least $3.90 per share at least 50% of the shares into which all outstanding Series E would be converted or (b) a buyer is contractually committed to purchase for at least $3.50 per share at least 75% of the shares into which all outstanding Series E would be converted.

(vi) non-voting, except for the right to approve actions adversely affecting the Series E.

The accompanying unaudited Pro Forma Consolidated Balance Sheet as of December 31, 1993 is presented as if the transactions described above had been consummated as of that date. Because of the related party nature of the transaction, the difference between the carrying amount of the indebtedness exchanged and the fair value of the securities issued and other consideration granted has been credited to additional paid in capital. A summary of the financial effects of the transaction are as follows (in thousands):

Reduction of debt                                     $100,000
  Less:
     Par  value  of shares issued
      (1,000,000 shares at  $.01  par value)               (10)
     Accrued transaction costs                            (700)
     Accrued interest on the remaining indebtedness
      under the revolving loan agreement for the
      remaining term of the agreement                   (1,043)
                                                     ---------
    Increase in additional paid in capital            $ 98,247
                                                      ========

Upon completion of the refinancing, the Company reported a capital surplus and was able to pay all dividends accumulated since January 15, 1993 and immediately did so in additional shares of preferred stock.

Prior to the transaction, Japan Energy and its wholly owned subsidiaries beneficially owned 62.0% of the Company's outstanding common stock assuming the full conversion of all outstanding shares of its preferred stock. Upon completion of the transaction, their beneficial ownership increased to 71.1%.

On April 11, 1994, the Company and Gould agreed to amend and restate the existing revolving loan agreement by increasing the maximum borrowing limit of the agreement to $50,000,000 and extending its maturity date to April 16, 1996. Other terms and conditions of the agreement are essentially unchanged except certain financial covenants contained in the agreement were modified to more closely reflect the Company's current financial position.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Directors
of Encore Computer Corporation

We have audited the the accompanying consolidated balance sheets of Encore Computer Corporation and Subsidiaries as of December 31, 1993 and 1992 and the related consolidated statements of operations, shareholders' equity (capital deficiency), and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the
responsibility  of  the  Company's  management.   Our responsibility is to
express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note L to the consolidated financial statements, Japan Energy Corporation and Gould Electronics Inc., a wholly owned subsidiary of Japan Energy Corporation (collectively, the "Japan Energy Group") has
refinanced approximately  $100  million  of  the   Company's   outstanding
indebtedness and has committed to provide a working capital facility amounting to $50 million. The Company is dependent upon the support of the Japan Energy Group for its financing requirements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Encore Computer Corporation and Subsidiaries as of December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

COOPERS & LYBRAND

Coopers & Lybrand
Miami, Florida
February 25, 1994, except for Note L as to which the date is April 11, 1994.

Market for Registrant's Common Equity and Related Stockholder Matters
Prior to January 22, 1992, Encore' s common stock was quoted on Nasdaq with daily statistics found under the National Market Issues section of newspaper stock listings. Subsequent to that time, the Company was excluded from participation in the Nasdaq system because it was unable to meet the minimum capitalization requirements for its continuation in the system. As of February 22, 1992, the Company's common stock began trading on the OTC electronic bulletin board under the symbol ENCC. The high and low closing sale prices of Encore's common stock are shown for fiscal years 1993 and 1992 in the table below:

                 Fiscal 1993 prices     Fiscal 1992 prices
                     High      Low         High      Low
                  ---------  -------     -------  --------
1st Quarter       $ 1 15/16  $ 1 1/4     $ 2      $    5/8
2nd Quarter         2  5/8     1 1/2       1 7/8    1
3rd Quarter         4  1/2     2 5/8       1 5/8      13/16
4th Quarter         4  1/4     2 3/4       2 1/8    1  1/4


Upon  completion  of  its  February 4, 1994 exchange  of  indebtedness  for preferred  stock  discussed  in Note L of the  Notes  to  the  Consolidated
Financial Statements, the Company met the minimum requirements for inclusion in the Nasdaq National Market System. The Company was accepted for participation and began trading on March 18, 1994 under the symbol ENCC. Daily statistics on the Company's stock can be found in the Nasdaq National Market Issues listing of the newspaper's stock listings.


Annual Meeting

The Annual Meeting of Shareholder's will be held at Encore Computer Corporation, Building 7 Auditorium, 1800 N.W. 69th Avenue, Ft. Lauderdale, FL at 1:30P.M, June 28, 1994. Shareholders of record at the close of business on May 1, 1994 will be entitled to notice of, and to vote at, the meeting. The Company's annual report on Form 10-K as filed with the Securities and Exchange Commission is available without charge upon written request mailed to: Charles S. Anderson, Vice President, Corporate Relations, Encore Computer Corporation, 6901
W. Sunrise Boulevard, Ft. Lauderdale Fl  33313  (305) 587-2900.

                        (Back Cover of Report)
General Counsel                              Independent Accountants
Choate, Hall & Stewart                       Coopers & Lybrand
Exchange Place                               1900 S. Biscayne Blvd Ste. 1900
53 State Street                              Miami, FL  33131
Boston, MA 02109

                          Board of Directors
Kenneth G. Fisher                            C. David Ferguson
Chairman                                     President
Chief Executive Officer                      Chief Executive Officer
Encore Computer Corporation                  Gould Electronics Inc.

Daniel O. Anderson, Retired                  Rowland H. Thomas, Jr.
formerly, Executive Vice President           President
Chief Operating Officer                      Chief Operating Officer
Harvard Community Health Plan                Encore Computer Corporation

Robert J. Fedor
Senior Vice President
Corporate Development
Gould Electronics Inc.

                          Corporate Officers
Kenneth G. Fisher                            T. Mark Morley
Chairman                                     Vice President Finance
Chief Executive Officer                      Chief Financial Officer

Rowland H. Thomas, Jr.                       Thomas F. Perry
President                                    Vice President
Chief Operating Officer                      Worldwide Sales and Marketing
                                             Information Systems

Charles S. Anderson                          James C. Shaw
Vice President                               Vice President
Corporate Relations                          Manufacturing Operations

Ziya A. Aral                                 George S. Teixeira
Vice President                               Vice President
Systems Engineering and                      Product Business Group
Chief Technology Officer

Robert A. DiNanno                            J. Thomas Zender
Vice President and                           Vice President
General Manager                              Corporate Business Development
Real Time Operations


Compensation Committee                       Audit Committee

Kenneth G. Fisher                            Daniel O. Anderson
Daniel O. Anderson                           Robert J. Fedor
C. David Ferguson